                                                                   EXHIBIT 10.14


                                                                  EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                   CAPSTAR RADIO BROADCASTING PARTNERS, INC.,

                          TBC RADIO ACQUISITION CORP.

                                      AND

                         TRIATHLON BROADCASTING COMPANY

                           DATED AS OF JULY 23, 1998

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

                                    ARTICLE 1

                                   THE MERGER
SECTION 1.01.    The Merger . . . . . . . . . . . . . . . . . . . . . . . . .  2
SECTION 1.02.    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .  2
SECTION 1.03.    Effective Time . . . . . . . . . . . . . . . . . . . . . . .  2
SECTION 1.04.    Effects of the Merger  . . . . . . . . . . . . . . . . . . .  2
SECTION 1.05.    Certificate of Incorporation and By-laws . . . . . . . . . .  2
SECTION 1.06.    Directors  . . . . . . . . . . . . . . . . . . . . . . . . .  3
SECTION 1.07.    Officers . . . . . . . . . . . . . . . . . . . . . . . . . .  3


                                    ARTICLE 2

                  EFFECT OF THE MERGER ON THE SECURITIES OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.    Effect on Capital Stock and Derivative Securities  . . . . .  3
SECTION 2.02.    Exchange of Certificates . . . . . . . . . . . . . . . . . .  6
SECTION 2.03.    Warrants, Options and SARs . . . . . . . . . . . . . . . . .  8

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
SECTION 3.01.    Representations and Warranties of the Company  . . . . . . .  9
SECTION 3.02.    Representations and Warranties of Parent and Sub . . . . . . 31

                                    ARTICLE 4

                    COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.01.    Conduct of Business  . . . . . . . . . . . . . . . . . . . . 33
SECTION 4.02.    No Solicitation  . . . . . . . . . . . . . . . . . . . . . . 38
SECTION 4.03.    Stockholders Meeting . . . . . . . . . . . . . . . . . . . . 39
SECTION 4.04.    Assistance . . . . . . . . . . . . . . . . . . . . . . . . . 40
SECTION 4.05.    Releases . . . . . . . . . . . . . . . . . . . . . . . . . . 41
SECTION 4.06.    Termination of Certain Affiliate Transactions  . . . . . . . 41
SECTION 4.07.    Signal Downgrade/Upgrade . . . . . . . . . . . . . . . . . . 41

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS
SECTION 5.01.    Access to Information; Confidentiality . . . . . . . . . . . 41
SECTION 5.02.    Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . 42
SECTION 5.03.    Benefit Plans; Vacation  . . . . . . . . . . . . . . . . . . 44
SECTION 5.04.    Indemnification, Exculpation and Insurance . . . . . . . . . 45
SECTION 5.05.    Fees and Expenses; Deposit . . . . . . . . . . . . . . . . . 46
SECTION 5.06.    Public Announcements . . . . . . . . . . . . . . . . . . . . 49
SECTION 5.07.    Closing Extension  . . . . . . . . . . . . . . . . . . . . . 49
SECTION 5.08.    Citadel JSA  . . . . . . . . . . . . . . . . . . . . . . . . 51
SECTION 5.09.    Environmental Assessments  . . . . . . . . . . . . . . . . . 52
SECTION 5.10.    Conversion of Class D Common Stock . . . . . . . . . . . . . 54
SECTION 5.11.    Acquisition of Antelope Creek Property . . . . . . . . . . . 54

                                    ARTICLE 6

                              CONDITIONS PRECEDENT
SECTION 6.01.    Conditions to Each Party's Obligation To Effect the Merger . 55
SECTION 6.02.    Conditions to Obligations of Parent and Sub  . . . . . . . . 56
SECTION 6.03.    Conditions to Obligation of the Company  . . . . . . . . . . 58

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER
SECTION 7.01.    Termination  . . . . . . . . . . . . . . . . . . . . . . . . 58
SECTION 7.02.    Effect of Termination  . . . . . . . . . . . . . . . . . . . 61
SECTION 7.03.    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . 61

                                    ARTICLE 8

                               GENERAL PROVISIONS
SECTION 8.01.    Nonsurvival of Representations and Warranties  . . . . . . . 61
SECTION 8.02.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . 61
SECTION 8.03.    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . 63
SECTION 8.04.    Interpretation . . . . . . . . . . . . . . . . . . . . . . . 67
SECTION 8.05.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 67
SECTION 8.06.    Entire Agreement; No Third-Party Beneficiaries . . . . . . . 67
SECTION 8.07.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . 68
SECTION 8.08.    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . 68
SECTION 8.09.    Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . 68
SECTION 8.10.    Director and Officer Liability . . . . . . . . . . . . . . . 68
SECTION 8.11.    Termination Date . . . . . . . . . . . . . . . . . . . . . . 69
SECTION 8.12.    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . 69

Schedule A       Principal Stockholders
Schedule B       Series B Preferred Stockholders
Schedule C       Class D Shares to be Converted

Annex A          Form of Release Agreement
Annex B          Form of Escrow Agreement
Annex C          Form of Letter of Credit

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of July 23, 1998, among Capstar Radio Broadcasting Partners, Inc., a Delaware corporation ("Parent"), TBC Radio Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Triathlon Broadcasting Company, a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company, and Parent acting as the sole stockholder of Sub, have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, as a condition of the willingness of Parent and Sub to enter into this Agreement, simultaneously with the execution of this Agreement by the parties hereto, each of the record holders of outstanding capital stock of the Company listed on Schedule A attached hereto (collectively, the "Principal Stockholders") is entering into a Stockholder Agreement dated as of the date hereof (collectively, the "Stockholder Agreements") with Parent, Sub and the Company which provides, among other things, that, subject to the terms and conditions thereof, each of the Principal Stockholders will vote all shares of Capital Stock (as defined in Section 2.01(c)(i)) with respect to which such Principal Stockholder possesses the power to vote or direct the vote thereof (whether by direct ownership, voting trust, voting agreement, proxy or otherwise) in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby to the extent such shares are entitled to vote thereon;

         WHEREAS, as a condition to the willingness of Parent and Sub to enter into this Agreement, simultaneously with the execution of this Agreement by the parties hereto, each of the record holders of outstanding Series B Convertible Preferred Stock, par value $.01 per share, of the Company ("Series B Preferred Stock") listed on Schedule B attached hereto (collectively, the "Series B Preferred Stockholders") is entering into a Series B Agreement dated as of the date hereof (the "Series B Agreement") with Parent and the Company;

         WHEREAS, contemporaneously with the execution and delivery hereof, Norman Feuer has entered into a Termination Agreement (the "Termination Agreement") with Parent and the Company, which establishes the terms and provisions under which such individual's employment with the Company shall terminate;

         WHEREAS, the Board of Directors of the Company has approved for purposes of Section 203 of the Delaware General Corporation Law (the "DGCL") the terms of the Stockholder Agreements and the transactions contemplated thereby;

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

         SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

         SECTION 1.02. CLOSING. Subject to the provisions of Article 6, the closing of the Merger (the "Closing") will take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201, on the earlier of (i) April 30, 1999 (as such date may be extended pursuant to Section 5.07), or (ii) such time, date or place as Parent shall specify by providing written notice to the Company at least five (5) business days prior to such date, provided that, at any time and from time to time prior to the occurrence of the Closing, the date of Closing specified in any such notice may be delayed by Parent on up to three separate occasions to a date not later than the Termination Date by Parent delivering written notice to the Company at any time prior to the occurrence of the Closing (the "Closing Date"), provided that upon the third of such delays, Parent will pay the Company $25,000 within five business days after the date such notice is given.

         SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified, and is so specified, in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 1.05.    CERTIFICATE OF INCORPORATION AND BY-LAWS.

                 (a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                 (b) The by-laws of Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.06. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 1.07. OFFICERS. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE 2.

                 EFFECT OF THE MERGER ON THE SECURITIES OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 2.01.    EFFECT ON CAPITAL STOCK AND DERIVATIVE SECURITIES.
As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or Sub:

                 (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become a number of fully paid and nonassessable shares of Class A Common Stock, par value $.01 per share, of the Surviving Corporation equal to the quotient realized by dividing
(i) the sum of the aggregate number of shares of Class A Common Stock (as defined in Section 2.01(b)(i)) determined on a fully-diluted basis immediately prior to the Effective Time by (ii) the aggregate number of shares of capital stock of Sub issued and outstanding immediately prior to the Effective Time. The term "on a fully-diluted basis" shall mean, as of any date, the number of shares of Class A Common Stock then outstanding (including any Dissenting Shares (as defined in Section 2.01(e)) and shares of Class A Common Stock that are owned by and held in the treasury of the Company), together with the aggregate number of shares of Class A Common Stock that the Company may be required, as of such date or thereafter, to issue (with or without notice, lapse of time or the action of any third party) pursuant to any outstanding securities, options, warrants, commitments, agreements, arrangements or undertakings of any kind (including, without limitation, the Options, Warrants (as such terms are defined in Section 2.03) and all Preferred Stock (as defined in Section 8.03) and assuming the maximum number of shares of Common Stock (as defined in Section 2.01(b)(iv)) issuable thereunder).

                 (b)      CONVERSION OF COMMON STOCK.

                          (i) Each issued and outstanding share of Class A Common Stock, par value $.01 per share, of the Company ("Class A Common Stock") (other than shares to be canceled in accordance with
         Section 2.01(d) and Dissenting Shares) shall be converted into the right to receive the Common Per Share Price (as defined in Section 8.03) (the "Class A

         Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share; and all such shares of Class A Common Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class A Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class A Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                          (ii) Each issued and outstanding share of Class B Common Stock, par value $.01 per share, of the Company ("Class B Common Stock") (other than shares to be canceled in accordance with
         Section 2.01(d) and Dissenting Shares) shall be converted into the right to receive the Common Per Share Price (the "Class B Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share; and all such shares of Class B Common Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class B Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class B Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                          (iii) Each issued and outstanding share of Class C Common Stock, par value $.01 per share, of the Company ("Class C Common Stock") (other than shares to be canceled in accordance with
         Section 2.01(d) and Dissenting Shares) shall be converted into the right to receive the Common Per Share Price (the "Class C Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share; and all such shares of Class C Common Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class C Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class C Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                          (iv) Each issued and outstanding share of Class D Common Stock, par value $.01 per share, of the Company ("Class D Common Stock" and together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the "Common Stock") (other than shares to be canceled in accordance with Section 2.01(d) and Dissenting Shares) shall be converted into the right to receive the Common Per Share Price (the "Class D Merger Consideration" and, together with the Class A Merger Consideration, the Class B Merger Consideration and the Class C Merger Consideration, the "Common Stock Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share; and all such shares of Class D Common Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class D Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class D Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                 (c)      CONVERSION OF THE PREFERRED STOCK AND DEPOSITARY
SHARES.

                          (i) Each issued and outstanding share of 9% Mandatory Convertible Preferred Stock, par value $.01 per share, of the Company ("Mandatory Preferred Stock"; the Common Stock, the Mandatory Preferred Stock and the Series B Preferred Stock are sometimes collectively referred to herein as the "Capital Stock") (other than shares to be canceled in accordance with Section 2.01(d) and Dissenting Shares) shall be converted into the right to receive the Mandatory Preferred Per Share Price (as defined in Section 8.03) (the "Mandatory Preferred Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share; and all such shares of Mandatory Preferred Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Mandatory Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Mandatory Preferred Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                          (ii) Each Depositary Share shall be converted into the right to receive the Depositary Share Merger Consideration (as defined in Section 8.03), payable to the holder thereof in cash, without any interest thereon, upon surrender and exchange of the receipt representing such Depositary Share. The Company shall cooperate with Parent in notifying the Depositary (as defined in Section 8.03) to establish the duties and responsibilities of the Depositary, on terms reasonably acceptable to Parent, in distributing the Depositary Share Merger Consideration (as defined in Section 8.03) to holders of Depositary Shares.

                          (iii) Each issued and outstanding share of Series B Preferred Stock (other than shares to be canceled in accordance with Section 2.01(d) and Dissenting Shares) shall be converted into the right to receive $.01 (the "Series B Merger Consideration" and, together with the Common Stock Merger Consideration and the Mandatory Preferred Merger Consideration, the "Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share; and all such shares of Series B Preferred Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive $.01 per share to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                 (d) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Common Stock and Preferred Stock that is owned by the Company or by any wholly-owned Subsidiary (as defined in Section 8.03) of the Company and each share of Common Stock and Preferred Stock that is owned by Parent, Sub or any other wholly-owned Subsidiary of Parent automatically shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                 (e) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock and Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who properly have exercised appraisal rights with respect thereto under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the consideration therefor specified in this Section 2.01, but the holders of Dissenting Shares shall be entitled to receive such payment as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the DGCL, each such holder's shares of Common Stock or Preferred Stock thereupon shall be deemed to have been converted as of the Effective Time into the right to receive the consideration therefor specified in this Section 2.01, without any interest thereon, as provided in Section 2.02, and such shares shall no longer be Dissenting Shares.

         SECTION 2.02.    EXCHANGE OF CERTIFICATES.

                 (a) PAYING AGENT. At or prior to the Effective Time, Parent shall enter into an agreement with a bank or trust Company mutually acceptable to Parent and the Company (the "Paying Agent"), which shall provide that Parent shall deposit with the Paying Agent immediately after the Effective Time, for the benefit of the holders of shares of Common Stock and shares of Preferred Stock for exchange in accordance with this Article 2, through the Paying Agent, cash in the aggregate amount required to make the payments specified in Section 2.01, in respect of the Common Stock and the Preferred Stock issued and outstanding at the Effective Time (other than Dissenting Shares and shares canceled in accordance with Section 2.01(d)), such sum of cash being hereinafter referred to as the "Exchange Fund." The Paying Agent shall, pursuant to irrevocable instructions, deliver cash in exchange for surrendered certificates representing Common Stock or Preferred Stock in accordance with Sections 2.01 and 2.02.

                 (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time but no later than three business days following the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock or Preferred Stock (collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable therefor pursuant to Section 2.01. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration which such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. If any holder of Common Stock or Preferred Stock shall be unable to surrender such holder's Certificates because such Certificates have been lost, stolen or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity agreement in form and substance reasonably satisfactory to the Parent. In the event payment is requested to be made to a person other than the person in whose name a surrendered Certificate is registered in the books of the Company, cash representing the consideration payable pursuant to Section 2.01 may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes (as defined in Section 3.01(j)(ix)) required by reason of payment of the consideration specified in Section 2.01 to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration specified in this Article 2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.

                 (c) TRANSFER BOOKS. At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock or shares of Preferred Stock which were outstanding immediately prior to the Effective Time. On or after the Effective Time, any Certificates presented to the Surviving Corporation or the Paying Agent for any reason, except notations thereon that a stockholder has elected to exercise his rights to appraisal pursuant to Delaware law, shall be canceled and exchanged as provided in this Article 2.

                 (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of the consideration therefor specified in this Article 2.

                 (e) NO LIABILITY. None of Parent, Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (f) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis, provided that any such investment is guaranteed as to payment of principal and interest by the federal government of the United States. Any interest and other income resulting from such investments shall be paid to Parent.

                 (g) WITHHOLDING OF TAX. Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former holder of Capital Stock such amount as Parent (or any Affiliate thereof) or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Capital Stock in respect of which such deduction and withholding was made by Parent.

         SECTION 2.03.    WARRANTS, OPTIONS AND SARS.

                 (a) WARRANTS. At the Effective Time, each then outstanding warrant to purchase shares of Common Stock pursuant to the Warrants to purchase Class A Common Stock dated September 7, 1995 (the "Warrant Agreement") (whether or not then presently exercisable) (collectively, the "Warrants"), shall continue to be outstanding subject to the respective terms and conditions of the agreements relating thereto and, subsequent to the Effective Time, shall be exercisable for cash, with each agreement evidencing the Warrants immediately prior to the Effective Time evidencing the right to receive (without payment of the per share exercise price of such Warrant) an amount in cash, without any interest thereon, for each share of Class A Common Stock subject to such Warrant, equal to the difference between the Common Per Share Price and the per share exercise price of such Warrant to the extent such difference is a positive number, less any applicable withholding Taxes. The aggregate consideration payable to each Warrant holder shall be rounded to the nearest penny. The surrender of a Warrant to the Company in exchange for the consideration set forth in this Section 2.03(a) shall, to the extent permitted by law, be deemed a release of any and all rights the holder had or may have had in respect of such Warrant.

                 (b) OPTIONS. At the Effective Time, each then outstanding option to purchase shares of Common Stock granted by the Company (whether or not then presently vested or exercisable) (collectively, the "Options"), shall be canceled, and each holder of a canceled Option shall be entitled `to receive, as soon as practicable (but in no event later than one business day) after the Effective Time, in consideration for the cancellation of such Option, an amount in cash, without any interest thereon, for each share of Common Stock subject to such Option equal to the difference between the Common Per Share Price and the per share exercise price of such Option to the extent such difference is a positive number, less any applicable withholding Taxes. Each agreement evidencing the Options immediately prior to the Effective Time that are settled pursuant to this Section shall be deemed for all purposes to evidence solely the right to receive the consideration per Option as provided in this Section 2.03(b). The aggregate cash consideration payable to each holder of Options shall be rounded up to the nearest penny.
The surrender of an Option to the Company in exchange for the consideration set forth in this Section 2.03(b) shall, to the extent permitted by law, be deemed a release of any and all rights the holder had or may have had in respect of such Option.

                 (c) STOCK APPRECIATION RIGHTS. At the Effective Time, each then outstanding stock appreciation right with respect to shares of Common Stock granted by the Company (whether or not presently exercisable) (collectively, the "SARs") shall be canceled, and each holder of a canceled SAR shall be entitled to receive, as soon as practicable (but in no event later than one business day) after the Effective Time, in consideration for the cancellation of such SAR, an amount in cash, without any interest thereon, for each share of Common Stock subject to such SAR equal to (i) with respect to each then outstanding 1996 SAR (as defined in Section 8.03), one-half of the difference between $0.01 and the Common Per Share Price or (ii) with respect to each then outstanding 1995 SAR (as defined in Section 8.03) and all other outstanding SARs, the difference between the Common Per Share Price and the per share base price of such SAR to the extent such difference is a positive number, in all cases less any applicable withholding Taxes. Each agreement evidencing the SARs immediately prior to the Effective Time that are settled pursuant to this
Section 2.03(c) shall be deemed for all purposes to evidence solely the right to receive the consideration per SAR as provided in this Section 2.03(c). The aggregate consideration payable to each SAR holder shall be rounded up to the nearest penny. The surrender of a SAR to the Company in exchange for the consideration set forth in this Section 2.03(c) shall, to the extent permitted by law, be deemed a release of any and all rights the holder had or may have had in respect of such SAR.

                 (d) OPTION AND SAR TRANSFER BOOKS. At and after the Effective Time, there shall be no transfers on the books of the Company of the Options or SARs which were outstanding immediately prior to the Effective Time. On or after the Effective Time, any certificates or agreements evidencing Options or SARs presented to the Surviving Corporation for any reason shall be canceled and exchanged as provided in this Article 2.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Sub as follows:

                 (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and each of its Subsidiaries (as defined in Section 8.03) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other such entity power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.03) on the Company. The Company has delivered (or, in the case of the Company's Subsidiaries, made available) to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as in effect on the date of this Agreement, and the certificate of incorporation and by-laws (or comparable organizational documents) of its Subsidiaries, in each case as amended to date.

                 (b) SUBSIDIARIES. Section 3.01(b)(i) of the Company Disclosure Schedule (as defined in Section 8.03) sets forth a true and complete list, as of the date hereof, of each Subsidiary of the Company, together with the jurisdiction of incorporation or organization and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary of the Company. Except as set forth in Section 3.01(b)(ii) of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company have been validly issued and (with respect to corporate Subsidiaries) are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its Subsidiaries and the partnership interests listed in Section 3.01(b)(iii) of the Company Disclosure Schedule, as of the date hereof, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

                 (c)      CAPITAL STRUCTURE.

                          (i) The authorized capital stock of Company consists of 30,000,000 shares of Class A Common Stock, 1,689,256 shares of Class B Common Stock, 367,344 shares of Class C Common Stock, 1,444,366 shares of Class D Common Stock and 4,000,000 shares of preferred stock, par value $.01 per share ("Authorized Preferred Stock"), of which, as of the date of this Agreement, (A) 3,172,533 shares of Class A Common Stock are issued and outstanding, (B) 244,890 shares of Class B Common Stock are issued and outstanding, (C) 31,000 shares of Class C Common Stock are issued and outstanding, (D) 1,444,366 shares of Class D Common Stock are issued and outstanding,
         (E) 600,000 shares of Authorized Preferred Stock are designated as Series B Preferred Stock, 565,000 shares of which are issued and outstanding, (F) 598,000 of the Authorized Preferred Stock are designated as Mandatory Preferred Stock, 583,400 shares of which are issued and outstanding, and (G) no shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock are held by the Company in its treasury or by any of the Company's Subsidiaries.

                          (ii) As of the date hereof, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which holders of Common Stock or Authorized Preferred Stock may vote, including without limitation the Merger.

                          (iii) Section 3.01(c)(iii) of the Company's Disclosure Schedule sets forth a complete and correct list as of the date hereof, of each holder of record of shares of Class B Common Stock, Class C Common Stock, Class D Common Stock and Series B Preferred Stock and, in each case, the number of shares held of record by each such holder.

                          (iv) Giving effect to the applicable provisions of the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate"), the Certificate of Designation of Series B Convertible Preferred Stock (the "Series B Designation"), the Certificate of Designations of Preferred Stock of Triathlon Broadcasting Company to be designated 9% Mandatory Convertible Preferred Stock (the "Mandatory Designation") and all other instruments affecting the rights of holders of Capital Stock to which the Company is a party or is bound (which, if any, other than the Restated Certificate, the Series B Designation, the Mandatory Designation and the Transaction Documents (as defined in Section 8.03), are set forth in Section 3.01(c)(iv) of the Company Disclosure Schedule):

                                  (A)      each outstanding share of Class D
                 Common Stock is convertible into one share of Class A Common Stock or, in the event of an occurrence set forth in paragraph 4.2(f)(iii)(B) of Article Four of the Restated Certificate, one share of Class B Common Stock, in each case subject to any necessary FCC (as defined in Section 3.01(d)(iii)) approval and approval under the HSR Act (as defined in Section 3.01(d)(iii)); other than as set forth in paragraph 4.2(f)(iii)(B) of the Restated Certificate and any restrictions or required approval of the FCC or under the HSR Act, there are no restrictions or limitations, contractual or otherwise, binding upon the Company or to which the Company is subject that prohibit or limit the right of a holder of Class D Common Stock to convert shares of Class D Common Stock into shares of Class A Common Stock or Class B Common Stock; and the conversion of any Class D Common Stock into shares of Class A Common Stock or Class B Common Stock will not violate or result in or constitute a default under the Credit Agreement or any other loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which the Company is a party or by which it or any of its properties or assets are bound;

                                  (B)      as of the date hereof, no event has
                 occurred permitting any outstanding shares of Series B Preferred Stock to become convertible into any shares of Capital Stock; and

                                  (C)      as of the date hereof, each
                 outstanding share of Mandatory Preferred Stock is convertible into 8.33 shares of Class A Common Stock, and no event has occurred requiring any adjustment to the Redemption Rate (as defined in paragraph 6(a) of the Mandatory Designation), pursuant to paragraph 8 of the Mandatory Designation or otherwise, or the Optional Conversion Rate (as defined in Paragraph 7(a) of the Mandatory Designation), pursuant to paragraph 8 of the Mandatory Designation or otherwise.

                          (v) Except as set forth in Section 3.01(c)(v) of the Company Disclosure Schedule, there are no outstanding stock options, stock appreciation rights or other rights to receive shares of Capital Stock granted under the Option Plans. Without limiting the generality of the foregoing, except as set forth in Section 3.01(c)(v) of the Company Disclosure Schedule, there are no outstanding "Options" as defined in the Option Plans. Section 3.01(c)(v) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the holders of all Warrants, Options and SARs, and the number, class and series of shares subject to each such Warrant, Option and SAR, and the exercise or base prices thereof. Except for the Options, Warrants, Class B Common Stock, Class C Common Stock, Class D Common Stock, Series B Preferred Stock and Mandatory Preferred Stock (as to which no more than 7,388,728 shares of Class A Common Stock and, except for 1,444,366 shares of Class B Common Stock issuable upon conversion of outstanding Class D Common Stock, no shares of any other class or series of Capital Stock are issuable upon exercise or conversion thereof, as applicable) and, except as set forth above or in Section

         3.01(c)(v) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking ("Derivative Securities"). Except as set forth in the Mandatory Designation, the Series B Designation and in Section 3.01(c)(iv) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, and during the period commencing on March 4, 1996, and ending on July 31, 1997, the Company took such actions as necessary to satisfy the requirements of paragraph 9 of the Mandatory Designation and has not at any time been required to repurchase any shares of Mandatory Preferred Stock pursuant to paragraph 9 of the Mandatory Designation.

                          (vi) All outstanding shares of capital stock of the Company and its Subsidiaries are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights.

                          (vii) Except as contemplated hereby or in the other Transaction Documents or as set forth in Section 3.01(c)(vii) of the Company Disclosure Schedule, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations to which the Company or any Subsidiary is a party or bound with respect to the voting or disposition of any shares of the capital stock of the Company or any of its Subsidiaries and, to the Company's knowledge, as of the date hereof, there are no other stockholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations among the stockholders of the Company with respect to the voting or disposition of any shares of the capital stock of the Company or any of its Subsidiaries.

                     (d)      AUTHORITY; NONCONTRAVENTION.

                          (i) The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and, subject to the Stockholder Approval (as defined in Section 3.01(k)), to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company, subject to the Stockholder Approval. Each of the Transaction Documents to which the Company is a party has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                          (ii) Except as disclosed in Section 3.01(d)(ii) of the Company Disclosure Schedule, the execution and delivery by the Company of the Transaction Documents to which the Company is a party do not, and compliance by the Company with the provisions of the Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) subject to, with respect to the Merger, Stockholder Approval, the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) subject to the consents and other matters referred to in Section 3.01(d)(iii), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets, including without limitation those agreements set forth in Section 3.01(o)(v) of the Company Disclosure Schedule or (iii) subject to the governmental filings and other matters referred to in Section 3.01(d)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, Liens, judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that individually or in the aggregate could not reasonably be expected to
         (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents.

                          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity") or other Person, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated by the Transaction Documents, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Stockholders Meeting (as defined in Section 4.03), as amended or supplemented from time to time (the "Proxy Statement") and (B) such reports under
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (4) such filings with and approvals and authorizations of the Federal Communications Commission or any successor entity (the "FCC") as may be required under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC thereunder (collectively, the "Communications Act"), including filings and approvals in connection with the transfer of control of the FCC Licenses (as defined in Section 3.01(p)); (5) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by the Transaction Documents;
         (6) such consents, approvals, orders or authorizations the failure of which to be made or obtained could not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by the Transaction Documents; and (7) as disclosed in Section 3.01(d)(iii) of the Company Disclosure Schedule.

                 (e)      FILED DOCUMENTS; UNDISCLOSED LIABILITIES.

                          (i) The Company and its Subsidiaries have filed, except, in the case of (B) and (C), where the failure to file could not reasonably be expected to have a Material Adverse Effect on the Company, and delivered or made available to Parent true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with (A) the SEC (collectively, the "Company SEC Documents"), (B) any applicable state securities authorities (collectively, the "Blue Sky Reports") and (C) any other Governmental Entities including the FCC (collectively, the "Other Company Reports").

                          (ii) As of their respective dates, the Company SEC Documents and Blue Sky Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act, or applicable state securities laws, as the case may be, and the rules and regulations of the SEC and applicable state securities authorities promulgated thereunder applicable to such Company SEC Documents and Blue Sky Reports; and the Other Company Reports were prepared in all material respects in accordance with the requirements of applicable law. None of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Documents has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                          (iii) The Company's Consolidated Balance Sheets as of December 31, 1996 and 1997, and the Company's Consolidated Statements of Operations, Cash Flows and Stockholders' Equity for the years ended December 31, 1995, 1996 and 1997, included in the Company's Form 10-K for the year ended December 31, 1997, as filed with the SEC (the "Form 10-K"), and the Company's Consolidated Balance Sheets as of March 31, 1998, and the Company's Consolidated Statements of Operations, Cash Flows and Stockholders' Equity for the three months ended March 31, 1998, included in the Company's Form 10-Q for the period ended March 31, 1998, as filed with the SEC (the "Form 10-Q") (collectively, the "Current Financial Statements"), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and pro forma financial statements as required by SEC Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries on a consolidated basis as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                          (iv) Except (A) as set forth on Section 3.01(e) of the Company Disclosure Schedule, (B) as set forth in the Current Financial Statements, (C) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1997, and (D) liabilities under the Transaction Documents, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto.

                 (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Form 10-Q, as contemplated by the Transaction Documents or as disclosed in Section 3.01(f) of the Company Disclosure Schedule, since December 31, 1997, each of the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company (other than regular cash dividends on shares of Mandatory Preferred Stock declared and paid on each scheduled quarterly record date and payment date, respectively, in accordance with the terms of the Mandatory Designation as in effect on the date hereof), (ii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or (other than issuances of shares of Class A Common Stock upon the exercise of Options or Warrants and/or issuances of Class A Common Stock and/or Class B Common Stock upon conversion after the date hereof of shares of Capital Stock outstanding on December 31, 1997) any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries, (iii) (x) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment or other agreements or benefit arrangements in effect as of December 31, 1997, or (y) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance, termination or other agreements or benefit arrangements in effect as of December 31, 1997, (iv) except as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting its assets, liabilities or business or
(v) any event, circumstance, or fact that has resulted in a Material Adverse Change in the Company.

                 (g) LITIGATION. Except as disclosed in the Form 10-K, the Form 10-Q or in Section 3.01(g) of the Company Disclosure Schedule, there is no suit, action, proceeding or indemnification claim (including any proceeding by or before the FCC but excluding proceedings of general applicability to the radio industry and proceedings by or before any Federal Antitrust Agencies (as defined in Section 5.02(b)) or the FCC relating to the transactions contemplated hereby and proceedings arising under the Communications Act relating to such transactions) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, reasonably could be expected to (i) have a Material Adverse Effect on the Company or any of its Subsidiaries, (ii) impair the ability of the Company to perform its obligations under the Transaction Documents in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which reasonably could be expected to have, any effect referred to in clause (i), (ii) or (iii) above, except for any suit, action or proceeding asserted after the date hereof by any stockholders of the Company in connection with any of the transactions contemplated by the Transaction Documents.

                 (h) ABSENCE OF CHANGES IN BENEFIT PLANS. Except (x) as disclosed in Section 3.01(h) of the Company Disclosure Schedule, (y) for normal increases in the ordinary course of business consistent with past practice or as required by law or (z) as contemplated by the Transaction Documents, since December 31, 1997, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan providing material benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Without limiting the foregoing, except as disclosed in
Section 3.01(h) of the Company Disclosure Schedule, since December 31, 1997, there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan (as defined below), or in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined. Except as disclosed in
Section 3.01(h) of the Company Disclosure Schedule and except for the Termination Agreement, there exist no employment, consulting or severance agreements currently in effect between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries providing for annual base compensation or other payments (including amounts payable upon consummation of the transactions contemplated by the Transaction Documents) in excess of $100,000.

                 (i) ERISA COMPLIANCE. Except as disclosed in Section 3.01(i) of the Company Disclosure Schedule:

                          (i) The Company has delivered or made available to Parent each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan"), each stock option, stock purchase, deferred compensation plan or arrangement, employment agreement, severance plan or agreement, consulting agreement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity"), which is currently in effect for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any of its Subsidiaries or with respect to which the Company or any Commonly Controlled Entity has any material contingent liability (collectively, "Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of (w) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan for which the filing of any such report is required by ERISA or the Code, (x) the most recent summary plan description for each Benefit Plan for which the preparation of any such summary plan description is required by ERISA, (y) each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Benefit Plan and (z) a schedule of employer expenses with respect to each Benefit Plan for the current plan year of each Benefit Plan.

                          (ii) Each Benefit Plan has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements. To the knowledge of the Company, there are no investigations by any governmental agency, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings pending or threatened against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that, individually or in the aggregate, reasonably could be expected to result in a Material Adverse Effect on the Company.

                          (iii) (A) No Pension Plan is subject to the minimum funding standards imposed by Section 412 of the Code.

                          (iv) Each Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; to the knowledge of the Company, no such determination letter has been revoked, revocation of such letter has not been threatened nor has such Pension Plan been amended since the effective date of its most recent determination letter in any respect that would adversely affect its qualification. The Company has delivered or made available to Parent a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. To the knowledge of the

         Company, no event has occurred that could subject the Company or any Pension Plan to any liability under Section 502 of ERISA that, individually or in the aggregate, reasonably could be expected to result in a Material Adverse Effect on the Company.

                          (v) (A) Neither the Company nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that involves the assets of any Benefit Plan that reasonably could be expected to subject the Company, any of its Subsidiaries, any employee of the Company or its Subsidiaries or, to the knowledge of the Company, a non-employee trustee, non-employee administrator or other non-employee fiduciary of any trust created under any Benefit Plan to any Tax or penalty on prohibited transactions imposed by Section 4975 of the Code that, individually or in the aggregate, reasonably could be expected to result in a Material Adverse Effect on the Company; (B) within the past five years, the Company has not maintained any Pension Plan that is subject to Title IV of ERISA; and (C) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any non-employee trustee, non-employee administrator or other non-employee fiduciary of any Benefit Plan has breached the fiduciary duty provisions of ERISA or any other applicable law in a manner that, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect on the Company.

                          (vi) No Commonly Controlled Entity sponsors any Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA) (a "Defined Benefit Plan").

                          (vii) No Commonly Controlled Entity has incurred any liability under Title IV of ERISA.

                          (viii) No Commonly Controlled Entity has engaged in a transaction described in Section 4069 of ERISA that could subject the Company to liability at any time after the date hereof that individually, or in the aggregate, reasonably could be expected to result in a Material Adverse Effect on the Company.

                          (ix) No Commonly Controlled Entity has withdrawn from any multi- employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) where such withdrawal has resulted in any "withdrawal liability" (as defined in Section 4201 of ERISA) that has not been fully paid.

                          (x) Prior to the date hereof, the Company has made available to Parent copies of all agreements and Benefit Plans under which any employee of the Company or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or under any employment, severance, termination or compensation agreement as a result of the transactions contemplated by this Agreement and
         Section 3.01(i) of the Company Disclosure Schedule sets forth any severance payments contained in such agreements or Benefit Plans which provide for payments in excess of $100,000 to any such employee.

                          (xi) No Benefit Plan provides that payments pursuant to such Benefit Plan may be made in securities of a Commonly Controlled Entity, nor does any trust maintained pursuant to any Benefit Plan hold any securities of a Commonly Controlled Entity.

                          (xii) Notwithstanding any of the foregoing to the contrary, the representations and warranties of this Section 3.01(i), other than clauses (i) and (ix), shall not apply to any multi-employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), nor shall they apply with respect to any actions or omissions of a Pension Plan prototype plan sponsor of which the Company has no knowledge.

                 (j)      TAXES.

                          (i) Each of the Company, its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member (a "Tax Group") has filed all federal, state and other material tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company. All returns filed by the Company, each of its Subsidiaries and any Tax Group are complete and accurate in all material respects to the knowledge of the Company. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all Taxes shown as due on such returns, and the Current Financial Statements reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                          (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company, and no requests for waivers of the time to assess any such Taxes have been granted or are pending that, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect on the Company. The statute of limitations on assessment or collection of any Federal income taxes due from the Company, any of its Subsidiaries or any Tax Group has expired for all taxable years of the Company, any of its Subsidiaries or any Tax Group through 1991. No audit or other proceeding by any court, governmental or regulatory authority or similar Person is pending in regard to any material Taxes due from or with respect to the Company or any of its Subsidiaries or any material tax return filed by, or with respect to the Company, any of its Subsidiaries or any Tax Group, other than normal and routine audits by non-federal governmental authorities. None of the assets or properties of the Company or any of its Subsidiaries is subject to any tax lien, other than any such liens for Taxes which are not yet due and payable, which may thereafter be paid without penalty or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with generally accepted accounting principles ("Permitted Tax Liens").

                          (iii) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or, for so long as the Company has owned any Subsidiary, by or with respect to such Subsidiary. None of the Company or any of its Subsidiaries has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries which, in each respective case, will or would reasonably cause the Company or any of its Subsidiaries to include any material adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date.

                          (iv) Except as set forth in the Form 10-K or the Form 10-Q, neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any tax sharing agreement, tax allocation agreement or similar contract, agreement or arrangement.

                          (v)     Neither the Company nor any of its
         Subsidiaries has executed or entered into with the Internal Revenue Service, or any taxing authority, a closing agreement pursuant to
         Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits for, the Company or any of its Subsidiaries for a taxable period ending after the Closing Date.

                          (vi) Except as disclosed in Section 3.1(j) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any Subsidiary that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code or that would constitute compensation whose deductibility is limited under Section 162(m) of the Code.

                          (vii) The Company is not a party to nor has it assumed any "corporate acquisition indebtedness" as defined in Section 279(b) of the Code or any obligations described in Section 279(a) of the Code.

                          (viii) There are no excess loss accounts or deferred intercompany transactions between the Company and/or any of its Subsidiaries within the meaning of Treas. Reg. Sections 1.1502-13 or 1.1502-19, respectively.

                          (ix) As used in this Agreement, "Taxes" shall include all Federal, state and local income, franchise, use, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, domestic or foreign, including any interest, penalties or additions with respect thereto.

                 (k) VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Class A Common Stock, Class B Common Stock and Mandatory Preferred Stock, voting as a single class, is the only vote of the holders of any class or series of Company's capital stock necessary to approve and adopt this Agreement and the Merger. The votes required in the preceding sentence are collectively referred to herein as the "Stockholder Approval."

                 (l) STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the terms of this Agreement and the Stockholder Agreements and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements, the restrictions on business combinations set forth in Section 203 of the DGCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholder Agreements or any of the transactions contemplated by this Agreement or the Stockholder Agreements, and no provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and its Subsidiaries that may be acquired or controlled by Parent.

                 (m) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that reasonably could be expected to result in a material liability of the Company and its Subsidiaries. No strike or other labor dispute involving the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such dispute or activity which could not reasonably be expected to have a Material Adverse Effect on the Company.

                 (n) COMPLIANCE WITH APPLICABLE LAWS. Each of the Company and each of its Subsidiaries has in effect all Federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or defaults, individually or in the aggregate, could not reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (iii) delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Form 10-K or the Form 10-Q, the Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which, individually or in the aggregate, could not reasonably be expected to (x) have a Material Adverse Effect on the Company,
(y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement.

                     (o)      CONTRACTS; DEBT INSTRUMENTS.

                          (i) Section 3.01(o)(i) of the Company Disclosure Schedule lists all defaults that, to the Company's knowledge, currently exist, or that have existed at any time since December 31, 1997, and all conditions which upon the passage of time or the giving of notice would cause a violation or default, under the Credit Agreement (as defined in Section 8.03) (collectively, "Credit Defaults"), and identifies each such Credit Default that currently exists and each such Credit Default with respect to which a waiver or forbearance has been requested or obtained.

                          (ii) Except as disclosed in Sections 3.01(o)(i) and 3.02(o)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. The agreements described in Section 3.01(o) of the Company Disclosure Schedule are in full force and effect and are binding on the Company and each of the Subsidiaries to the extent any such entity is a party thereto.

                          (iii) The Company has made available to Parent (x) true and correct copies of the Credit Agreement and all other loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $50,000 is outstanding or may be incurred and (y) accurate information regarding the respective principal amounts outstanding thereunder as of the date hereof. For purposes of this Agreement,"Indebtedness" shall mean, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (D) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (E) all capitalized lease obligations of such Person, (F) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such Person and (I) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

                          (iv) Except for agreements that are terminable by the Company upon not more than 60 days prior notice without payment of any termination fee or other amounts (other than commissions earned prior to termination), neither the Company nor any of its Subsidiaries is a party to any sales representation, commission, agent or similar agreement or arrangement with any person related to the sale of advertising or other air time to be provided by the Company's broadcast operations.

                          (v) Section 3.01(o)(v) of the Company Disclosure Schedule sets forth a true and complete list of the following, true and complete copies of which have been provided or made available to
         Parent:

                                  (A)      all joint sales agreements ("JSAs")
                 and local marketing agreements ("LMAs") to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is otherwise bound; except as set forth in Section 3.01(o)(v) of the Company Disclosure Schedule, no JMAs or LMAs set forth therein require the payment by the Company or any Subsidiary of the Company of any renewal or similar fees to maintain such agreements in force;

                                  (B)      each other contract, agreement or
                 other instrument to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company otherwise is bound that by its terms reasonably could be expected to require the future payment by or to the Company or any Subsidiary of the Company of $50,000 or more or, in the case of employment agreements with any employee of the Company or its Subsidiaries entered into in the ordinary course of business consistent with past practice, $100,000 or more;

                                  (C)      all contracts, agreements or other
                 instruments to which the Company or any Subsidiary of the Company is a party or otherwise is bound which by its terms prohibits or restricts the rights of the Company or any Subsidiary of the

                 Company to conduct broadcast operations in any market or geographic region or prohibits or restricts the right of any other party to such contract, agreement or instrument to conduct broadcast operations in any market or geographic region.

         Each contract or agreement disclosed or required to be disclosed in
         Section 3.01(o)(v) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding obligation of the Company and each Subsidiary of the Company to the extent any such entity is a party thereto and, to the knowledge of the Company, each other party thereto. Neither the Seller nor the Company has received from any other party to such contract or agreement any notice, whether written or oral, of termination or intention to terminate such contract or agreement. Except as set forth in Section 3.01(o)(v) of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Company, any other party to such contract or agreement is in violation or breach of or default under any such contract or agreement (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach or default has had or reasonably could be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.01(o)(v) of the Company Disclosure Schedule, none of the contracts or agreements disclosed or required to be disclosed therein contains any change of control or similar provision that would give the other party thereto the right to terminate any such contract or agreement as a result of the execution and delivery of this Agreement or the consummation of the Merger.

                 (p) FCC LICENSES; OPERATIONS OF LICENSED FACILITIES. The Company and its Subsidiaries have operated the radio stations for which the Company or any of its Subsidiaries holds licenses from the FCC (the "Licensed Facilities") in material compliance with the terms of the Permits issued by the FCC to the Company and its Subsidiaries for the operation of the Licensed Facilities (the "FCC Licenses"), and the Communications Act, except for possible non-compliance which could not reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement in any material respect or
(iii) delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries have filed or made all applications, reports and other disclosures required by the FCC to be filed or made with respect to the Licensed Facilities and have paid all FCC regulatory fees with respect thereto except for possible filings, disclosures or payments that if not so filed, disclosed or paid could not reasonably be expected to (x) have a Material Adverse Effect on the Company,
(y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries are the authorized legal holders of all FCC Licenses necessary or used in the operation of the businesses of the Licensed Facilities as presently operated except where the absence of such FCC Licenses could not reasonably be expected to have a Material Adverse Effect on the Company. All such FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of the Company, each of its Subsidiaries or their respective officers, employees or agents, except for such lack of being in full force and effect or for such impairment that (A) could not reasonably be expected to have a Material Adverse Effect on the

Company, (B) could not reasonably be expected to prevent the continued operation of the Licensed Facilities as presently operated, (C) could not reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement in any material respect and (D) could not reasonably be expected to delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section 3.01(p) of the Company Disclosure Schedule, as of the date hereof, no application, action or proceeding is pending for the renewal or major modification of any of the FCC Licenses and, to the Company's knowledge, there is not now before the FCC any material investigation, proceeding, notice of violation, order of forfeiture or complaint against the Company or any of its Subsidiaries relating to any of the Licensed Facilities that, if adversely decided, reasonably could be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement (and the Company is not aware of any basis that would cause the FCC not to renew any of the FCC Licenses that are renewable). Except as disclosed in
Section 3.01(p) of the Company Disclosure Schedule, there is not now pending and, to the Company's knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of the FCC Licenses that, if adversely decided, reasonably could be expected to have a Material Adverse Effect on the Company.

                 (q) ENVIRONMENTAL MATTERS. Section 3.01(q)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Phase I, Phase II or similar reports currently in the possession of the Company or that have been prepared for or on behalf of or at the direction of the Company regarding the environmental condition of any real properties or facilities that currently are, or in the past have been, leased, owned or operated by the Company or any of its Subsidiaries ("Environmental Reports"), and true and correct copies of all Environmental Reports in the possession of the Company or that, to the Company's knowledge, are available to the Company have been delivered to Parent. Except as disclosed in Section 3.01(q) of the Company Disclosure Schedule or in the Environmental Reports, to the knowledge of the
Company:

                          (i) the real property and facilities owned by the Company or any of its Subsidiaries and the operations of the Company or any of its Subsidiaries thereon comply in all material respects with all Environmental Laws;

                          (ii) no judicial proceedings are pending or threatened against the Company or any of its Subsidiaries alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or threatened against the Company or any of its Subsidiaries alleging the material violation of any Environmental Laws and no written notice from any Governmental Entity or any private or public Person has been received by the Company or any of its Subsidiaries claiming any material violation of any Environmental Laws in connection with any real property or facility owned by the Company or any of its Subsidiaries, or requiring any material remediation, clean-up, modification, repairs, work, construction, alterations, or installations on or in connection with any real property or facility owned, operated or leased by the Company or any of its Subsidiaries that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving such notice;

                          (iii) all material Permits required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Laws in connection with the Company's or any of its Subsidiaries' operations, including those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 3.01(q)(iv) hereof), have been duly obtained or filed, and the Company and each of its Subsidiaries are in compliance in all material respects with the terms and conditions of all such Permits;

                          (iv) all Hazardous Substances used or generated by the Company or any of its Subsidiaries on, in, or under any of the Company's or any of its Subsidiaries owned, operated, or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of, and released by such Persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities. "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste regulated under any Environmental Law;
         (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; and (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation. "Environmental Costs or Liabilities" means any material losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the reasonable costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) in connection with (A) any violation of any Environmental Laws, (B) order of, or contract of the Company or any of its Subsidiaries with, any Governmental Entity or any private or public Persons arising out of or resulting from the treatment, storage, disposal or release by the Company or any of its Subsidiaries of any Hazardous Substances in material violation of any Environmental Law or (C) a claim by any private or public Person arising out of any material exposure of any Person or property to Hazardous Substances in material violation of any Environmental Law;

                          (v) there are not now, nor have there been in the past, on, in or under any property or facilities when owned by the Company or any of its Subsidiaries or when owned, leased or operated by any of their predecessors, any Hazardous Substances that are in a condition or location that materially violates any Environmental Law or that has required or reasonably could be expected to require any material remediation under any Environmental Laws or give rise to a claim for material damages or compensation by any affected Person or to any material Environmental Costs or Liabilities and that have not been cured, complied with, remediated, or resolved to the satisfaction of such affected Person or paid or resolved in all material respects; and


                          (vi)    neither the Company nor any of its
         Subsidiaries has received any written notification from any source advising the Company or any of its Subsidiaries that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; or (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

                 (r) BOARD RECOMMENDATION. As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby are advisable and are fair to and in the best interests of the Company's stockholders and have approved the same and (ii) resolved to recommend that the Company's stockholders approve this Agreement and the transactions contemplated herein.

                 (s)      PROPERTY.

                          (i) Section 3.01(s)(i) of the Company Disclosure Schedule sets forth all of the real property owned in fee by the Company and its Subsidiaries that are material to the conduct of business of the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries owns fee title to each parcel of real property owned by it free and clear of all Liens, except for Permitted Liens (as defined in this Section 3.01(s)).

                          (ii) With respect to the tangible properties and assets of the Company and its Subsidiaries (excluding real property) that are material to the conduct of the broadcast operations of the Company and its Subsidiaries, the Company and its Subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all such properties and assets, with only such exceptions as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and subject to the Permitted Liens. All of the assets of the Company and its Subsidiaries have been maintained and repaired for their continued operation and are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such repair or condition or so usable individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.

                          (iii) Section 3.01(s)(ii) of the Company Disclosure Schedule sets forth each lease, sublease, license, sublicense or other agreement (collectively, the "Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or personal property material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole or any real property leased or licensed by the Company or its Subsidiaries. Except to the extent that (x) it could not reasonably be expected to have a Material Adverse Effect on the Company, or (y) the term of such Property Lease has expired or been terminated and the Company or its Subsidiaries continues to use or occupy any of the subject property on a period to period basis (i.e., "month to month"), each Property Lease is valid, binding and in full force and effect, all rent and other sums and charges which are due and payable by the Company and its Subsidiaries as tenants thereunder are current except as set forth in Section 3.01(s)(ii) of the Company Disclosure Schedule, and neither the Company nor any of its Subsidiaries has received actual notice that any party thereto is in default in any material respect under any lease, sublease, license, sublicense or use or occupancy agreement listed in Section 3.01(s)(ii) of the Company Disclosure Schedule. Each of the Company and its Subsidiaries has a valid leasehold interest (including subleasehold and subleasehold estates) and/or right of use under a license or sublicense agreement or other possessory rights in each location used or occupied for broadcast purposes (whether office, studio, tower, transmitter building and/or antenna) leased, subleased, subsubleased, licensed, sublicensed or used by it free and clear of all Liens, except for Permitted Liens.

                          (iv) As used in this Agreement, "Permitted Liens" shall mean: (i) statutory liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money liens arising in the ordinary course, (iii) liens for Taxes and special assessments (e.g., for municipal improvements) not yet due and payable and/or delinquent,
         (iv) liens reflected or reserved against in the unaudited balance sheet of the Company dated as of March 31, 1998, included in the Form 10-Q (which have not been discharged), (v) liens which in the aggregate do not materially detract from the value for use for broadcasting purposes or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the radio broadcast business of the Company and its Subsidiaries, (vi) liens on leases, subleases, sub-subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefitting or created by any superior estate, right or interest which is prior in right or prior in lien to that of the subject lease, sublease, sub-sublease, easement, license, right of use, right to access or right of way, (vii) any liens set forth in the title policies, endorsements, title commitments, title certificates and title reports relating to the Company's interests in real property identified in
         Section 3.01(s)(iv) of the Company Disclosure Schedule, true and correct copies of which have been made available to Parent and Sub,
         (viii) any leases, subleases, occupancy agreements or licenses set forth in Section 3.01(s) of the Company Disclosure Schedule, (ix) the lien of any and all security agreements, documents, mortgages and deeds of trust held by, or for the benefit of, AT&T Commercial Finance Corporation and/or Union Bank of California, as co-lenders under the Credit Agreement, and their respective successors and assigns, (x) any state of facts that an accurate survey or personal inspection of the Company's real property (whether owned, leased or licensed) would show, provided same does not material adversely affect the use thereof for their present broadcasting purposes, (xi) encroachments of stoops, areas, cellar steps or doors, trim, copings, retaining walls, bay windows, balconies, sidewalk elevators, fences, fire escapes, cornices, foundations, footings and similar projections, if any, on, over or under any of the Company's real property (whether owned, leased or licensed) or the streets or sidewalks abutting any of such real property, and the rights of governmental authorities to require the removal of any such projections and variations between record lines of such real property and retaining walls and the like, if any, (xii) any easements or rights of use, if any, created in favor of any public utility or municipal department or agency for electricity, steam, gas, telephone, cable television, water, sewer or other services in any street or avenue abutting the Company's real property (whether owned, leased or licensed), and the right, if any, to use and maintain wires, cables, terminal boxes, lines, service connections, poles, mains and facilities servicing any of such real property or in, on, over or across any of such real property, (xiii) covenants, easements, restrictions, agreements, consents and other instruments, now of record, provided same do not materially adversely interfere with the use of the Company's real property (whether owned, leased or licensed) for their present broadcast purposes, (xiv) variations, if any, between tax lot lines and property lines, (xv) deviations, if any, of fences or shrubs from property lines, (xvi) any other declaration or instrument affecting any of the Company's real property (whether owned, leased or licensed) necessary or appropriate to comply with any law, ordinance, regulation, zoning resolution or requirement of applicable governmental authorities or any other public authority, applicable to the maintenance, demolition, construction, alteration, repair or restoration of the improvements at the Company's real property (whether owned, leased or licensed), which does not materially adversely affect the use of thereof for their present broadcast purposes, (xvii) the provisions of the applicable zoning resolution and other regulations, resolutions and ordinances and any amendments thereto now or hereafter adopted, provided same do not materially adversely interfere with the use of the Company's real property for their present broadcast purposes, (xviii) Liens described in the Form 10-K or Form 10-Q, and (xix) any other Liens set forth in
         Section 3.01(s) of the Company Disclosure Schedule. For the purposes hereof "Company's real property" and "Company's interests in real property" shall include the real property and interests therein owned or held (as leasehold interests or otherwise) respectively by the Company and/or its Subsidiaries.

                 (t) AFFILIATE RELATIONSHIPS. Except as set forth in Sections 3.01(c)(vii) and 3.01(t) of the Company Disclosure Schedule or as contemplated in the Transaction Documents (including Section 4.01(a)(vi) hereof), no director, officer, Affiliate or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company (other than any of its wholly-owned Subsidiaries) (i) currently is a party to any transaction which would be required to be disclosed by the Company under Item 404 of Regulation S-K of the Securities Act, (ii) has any outstanding indebtedness or other similar obligations to the Company or any of its Subsidiaries that, individually or in the aggregate, exceed $60,000 or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries that, individually or in the aggregate, require any payments or create liabilities or obligations of any party thereto in excess of $60,000 (the transactions and relationships described in clauses (i), (ii) and (iii) collectively referred to as "Affiliate Relationships").

                  (u)      ACQUISITIONS; RELATED OBLIGATIONS.

                          (i) Except as disclosed in Section 3.01(u) of the Company Disclosure Schedule or in the Form 10-K, since December 31, 1995, neither the Company nor any Subsidiary of the Company has engaged in any Significant Transaction or entered into or become bound by any agreement or binding obligation to engage in any Significant Transaction. For purposes of this Agreement, "Significant Transaction" shall mean (A) any acquisition or disposition of (1) any business, limited liability company, association or other business organization or division thereof or any material partnership interest or material joint venture interest, (2) any material assets or properties other than in the ordinary course of business or (3) any radio broadcast station, (B) any disposition of any Subsidiary of the Company or (C) any acquisition of any subsidiary or other business enterprise from any third party.

                          (ii) Except as disclosed in Section 3.01(u) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to or bound by any written contract or other binding agreement (whether written or oral), related to any Significant Transaction (whether engaged in before or after December 31, 1995) pursuant to which the Company or any Subsidiary of the Company has any continuing indemnity obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) to any third party or any obligations (whether absolute, accrued, asserted, unasserted or contingent or otherwise, and whether pursuant to any earn-out or post- closing adjustment) to issue any shares of Capital Stock or other securities of the Company or any securities of any Subsidiary of the Company or otherwise provide additional, or refund amounts received as, purchase consideration as part of any such Significant Transaction. The Company has not received (as of the date hereof) any written or, to the Company's knowledge, any other demand or threatened demand for indemnification or issuance of Capital Stock or other securities of the Company under any contract or agreement set forth in Section 3.01(u) of the Company Disclosure Statement that was not satisfied in full on or prior to December 31, 1997.

                 (v)      BROKERS.

                          (i) Except for the engagement by the Company of Goldman, Sachs & Co. ("GSC"), neither the Company nor any Subsidiary of the Company has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. The fees, commissions, expenses and other amounts payable by the Company to GSC with respect to the transactions contemplated by this Agreement shall be calculated pursuant to the engagement letter agreement dated October 28, 1997, between GSC and the Company.

                          (ii) The Board of Directors of the Company (or the Independent Committee) has received from GSC a fairness opinion related to the transactions contemplated by this Agreement, in form and substance acceptable to the Board of Directors of the Company, indicating that the terms of this Merger are fair, from a financial point of view, to the holders of Common Stock of the Company.

         SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows:

                 (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted or currently proposed to be conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Parent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Parent has delivered to the Company prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date hereof.

                     (b)      AUTHORITY; NON-CONTRAVENTION.

                          (i) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery by each of Parent and Sub of the Transaction Documents to which it is a party and the consummation by Parent and Sub of the transactions contemplated by the Transaction Documents have been unanimously approved by the Board of Directors of Parent and Sub and duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent and Sub are necessary to authorize the Transaction Documents or to consummate such transactions. No vote of Parent stockholders is required to approve the Transaction Documents or the transactions contemplated hereby. Each of the Transaction Documents has been duly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery of the Transaction Documents by the Company and the other parties thereto, constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

                          (ii) The execution and delivery by each of Parent and Sub of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated by the Transaction Documents and compliance with the provisions of the Transaction Documents by Parent or Sub, as the case may be, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any of Parent's other Subsidiaries under, (i) the articles or certificate of incorporation or by-laws of Parent and Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or such other Subsidiary or their respective properties or assets or
         (iii) subject to the governmental filings and other matters referred to in the following sentence and subject to such divestitures of radio stations attributable to Parent as are required for compliance with the provisions of the Communications Act and FCC regulations regarding radio multiple ownership, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or such other Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, Liens, judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that individually or in the aggregate could not reasonably be expected to (x) have a Material Adverse Effect on Parent, (y) impair the ability of Parent and Sub to perform their respective obligations under the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of the Transaction Documents or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by the Transaction Documents, except for (1) the filing of a pre-Merger notification and report form by Parent under the HSR Act; (2) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (3) such filings with and approvals of the FCC as may be required under the Communications Act, including filings and approvals in connection with the transfer of control of the FCC Licenses; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained could not reasonably be expected to have a Material Adverse Effect on Parent, impair the ability of Parent to perform its obligations in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement.

                 (c) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 (d) FINANCING. Parent has available, or at the Closing will have available, sufficient funds (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by the Transaction Documents on their respective terms and conditions.

Parent's and Sub's obligations hereunder are not subject to any conditions regarding their ability to obtain financing for the consummation of the transactions contemplated by the Transaction Documents. Parent and Sub are each able to lawfully certify in the FCC Applications (as defined in Section 5.02(b)) that it is financially qualified to consummate the transactions contemplated hereby.

                 (e) LITIGATION. There is no suit, action, proceeding or indemnification claim (including any proceeding by or before the FCC but excluding proceedings of general applicability to the radio industry) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that individually or in the aggregate reasonably could be expected to (i) impair the ability of Parent or Sub to perform its obligations under the Transaction Documents in any material respect or (ii) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or which reasonably could be expected to have, any effect referred to in clause (i) or (ii) above, except for any suit, action or proceeding asserted after the date hereof by any stockholders of the Company in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE 4.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.01.    CONDUCT OF BUSINESS.

                 (a) CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, except as contemplated by the Transaction Documents and the transactions contemplated thereby, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations (including the Communications Act). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as contemplated by the Transaction Documents and the transactions contemplated thereby, the Company shall not, and shall not permit any of its Subsidiaries to, without the consent of Parent:

                          (i) (A) except as set forth in Section 4.01(a)(i) of the Company Disclosure Schedule, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and scheduled quarterly cash dividends on outstanding shares of Mandatory Preferred Stock, payable in arrears on the dates and as set forth in accordance with the present terms contained in the Mandatory Designation, (B) split, combine or reclassify any of its capital stock or (other than issuances of Class A Common Stock upon the exercise of Options or Warrants outstanding, and in accordance with their terms as in effect, as of the date hereof and issuances of Common

         Stock upon conversion of outstanding Capital Stock in accordance with the terms of the instruments governing the rights of the holders thereof as in effect on the date hereof) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) except pursuant to the terms of the Series B Designation as in effect on the date hereof, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                          (ii) except as set forth in Section 4.01(a)(ii) of the Company Disclosure Schedule, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than (A) the issuance of Class A Common Stock upon the exercise of Options outstanding on the date of this Agreement and in accordance with their present terms, (B) the issuance of Class A Common Stock upon conversion of the Class B Common Stock, the Class C Common Stock, Class D Common Stock or any Mandatory Preferred Stock, in each case in accordance with their present terms as contained in the Restated Certificate or the Mandatory Designation, as applicable, (C) the issuance of Class B Common Stock upon the conversion of Class D Common Stock in accordance with the present terms contained in the Restated Certificate, and (D) the issuance of Class A Common Stock upon the exercise of Warrants outstanding on the date of this Agreement and in accordance with their present terms.

                          (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

                          (iv)    except and to the extent as set forth in
         Section 4.01(a)(iv) and (v) of the Company Disclosure Schedule and as contemplated by Section 5.11, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (A) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, (B) any assets that individually or in the aggregate are material to the Company and its Subsidiaries taken as a whole or (C) any broadcast radio stations;

                          (v)     except and to the extent as set forth in
         Section 4.01(a)(iv) and (v) of the Company Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of (A) any of its properties or assets, other than in the ordinary course of business consistent with past practices of the Company, but, with respect to sales or dispositions, in no event involving an asset having a fair market value in excess of $50,000 unless such asset is replaced with an asset or assets of substantially equal values or (B) any broadcast radio stations;

                          (vi) except as set forth in Section 4.01(a)(vi) of the Company Disclosure Schedule, except to finance capital expenditures permitted by clause (vii) below, except as contemplated by Section 5.11, and except for borrowings for working capital purposes not in excess of $60,500,000 (including amounts outstanding under the Credit Agreement) at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for intercompany Indebtedness between the Company and any of its Subsidiaries or between such Subsidiaries, (A) incur or guarantee any Indebtedness for borrowed money or any other Indebtedness, not to exceed $50,000 in the aggregate at any one time incurred or guaranteed in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

                          (vii) except as set forth under the caption "Committed Projects" in Section 4.01(a)(vii) of the Company Disclosure Schedule, make or agree to make any new capital expenditures which in the aggregate are in excess of $25,000; provided, however, that with the consent of Parent, the Company may make additional capital expenditures (which consent shall not be unreasonably withheld with respect to those capital expenditures set forth under the caption "Proposed Projects" in Section 4.01(a)(vii) of the Company Disclosure Schedule or capital expenditures to the extent required to replace or repair property and equipment of the Company damaged after the date of this Agreement);

                          (viii) make any tax election that reasonably could be expected to have a Material Adverse Effect on the Company or settle or compromise any material income Tax liability;

                          (ix) except as set forth in Section 4.01(a)(ix) of the Company Disclosure Schedule or as required by law (or, with respect to the Citadel JSA (as defined in Section 5.08), as permitted under Section 5.08), and except in the ordinary course of business and as could not reasonably be expected to have a Material Adverse Effect on the Company, modify, amend, terminate or fail to renew (to the extent such contract or agreement can be unilaterally renewed by the Company of any of its Subsidiaries) any contract or agreement to which the Company or any Subsidiary is a party, including the Credit Agreement, or waive, release or assign any material rights or claims thereunder;

                          (x) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

                          (xi) fail to act in the ordinary course of business consistent with past practices of the Company exercising commercially reasonable care to (A) preserve substantially intact the Company's and each of its Subsidiaries' present business organization,
         (B) keep available the services of any employee with an employment contract with the Company or any of its Subsidiaries, and (C) preserve its present relationships with customers, suppliers and others having business dealings with them;





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
                          (xii) fail to use commercially reasonable efforts to maintain the material assets of the Company and each of its Subsidiaries in their current physical condition, except for ordinary wear and tear and damage, provided that nothing contained herein shall be deemed to require the Company or its Subsidiaries to undertake or complete any capital improvements or replacements;

                          (xiii) merge or consolidate with or into any other legal entity or dissolve or liquidate any of its Subsidiaries;

                          (xiv) except as set forth in Section 4.01(a)(xiv) of the Company Disclosure Schedule and as required by the terms and provisions of the Termination Agreement or other written contracts between the Company or any of its Subsidiaries and an employee thereof as in existence on the date of this Agreement or except in connection with the extension of any collective bargaining agreements, (A) adopt or amend any Benefit Plan other than in the ordinary course of business consistent with past practice or as required by law, (B) change the vacation policy with respect to the accrual, loss or use of vacation time with respect to any employee of the Company or its Subsidiaries, (C) materially increase in any manner the aggregate compensation or fringe benefits (including, without limitation, commissions) of any officer, director, or employee or other station and broadcast personnel of the Company or any of its Subsidiaries (whether employees or independent contractors) other than as required by law, (D) pay any discretionary bonuses to any employee or consultant of the Company or any Subsidiary of the Company or (E) make any loans to any employee or consultant of the Company or any Subsidiary of the Company in lieu of any bonus otherwise required to be paid or determined in the discretion of the Board of Directors of the Company as payable to any employee or consultant of the Company or any Subsidiary of the Company;

                          (xv) except as set forth in Section 4.01(a)(xv) of the Company Disclosure Schedule, pay, discharge, or satisfy any material (on a consolidated basis for the Company and its Subsidiaries taken as a whole) claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material (on a consolidated basis for the Company and its Subsidiaries taken as a whole) accounts payable, liabilities, or obligations when due and payable;

                          (xvi) except as set forth in Section 4.01(a)(xvi) of the Company Disclosure Schedule, enter into any agreement with any Person other than Parent or any of the Company's Subsidiaries with respect to any local marketing agreement, time brokerage agreement, joint sales agreement, non-compete agreement or any other similar agreement;

                          (xvii) engage in any Affiliate Relationships or other transactions with any of its Affiliates (other than among the Company and its Subsidiaries and among such Subsidiaries), other than transactions disclosed in Section 4.01(a)(xvii) of the Company Disclosure Schedule which could not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under the Transaction Documents in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by the Transaction Documents;

                          (xviii) fail to declare and pay in cash on each scheduled quarterly record date and payment date, respectively, all accrued and unpaid dividends on outstanding Mandatory Preferred Stock, subject to restrictions imposed by the Credit Agreement or under applicable laws;

                          (xix) take any action that would cause or result in any adjustment to the Redemption Rate or Optional Conversion Rate (each as defined in the Mandatory Designation) as provided in paragraph 8 of the Mandatory Designation or otherwise;

                          (xx) except as disclosed on Section 4.01(xx) of the Company Disclosure Schedule, enter into any contract or agreement which, if in effect as of the date hereof, would have been required to be disclosed in Section 3.01(o)(v) of the Company Disclosure Schedule; or

                          (xxi) authorize, or commit or agree to take, any of the foregoing actions.

                 (b) OTHER ACTIONS. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, except as otherwise expressly permitted by the Transaction Documents, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in
Article 6 not being satisfied. In addition, the Company further covenants that from and after the date hereof until the Effective Time, without the prior written consent of Parent, the Company shall not, except as otherwise set forth in Section 4.01(b) of the Company Disclosure Schedule, take any action that could reasonably be expected to (x) impair or delay in any material respect obtaining the FCC Consent (as defined in Section 6.01(b)) or complying with or satisfying the terms thereof or (y) result in imposition of materially adverse conditions on the FCC Consent. On and prior to the Effective Time, Parent and Sub shall remain qualified under the Communications Act and otherwise to consummate the transactions contemplated herein, subject to such divestitures of radio stations attributable to Parent as are required for compliance with the provisions of the Communications Act and FCC regulations regarding radio multiple ownership.

                 (c) ADVICE OF CHANGES. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by the advising party contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by the advising party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the advising party under this Agreement or (iii) any change or event having, or which reasonably could be expected to have, a Material Adverse Effect on such party or on the truth of its respective representations and warranties or the ability of the conditions set forth in
Article 6 to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                 (d) NOTIFICATION OF CERTAIN MATTERS. If Parent (or its Affiliates) or the Company receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Parent's, Sub's or the Company's ability to consummate the transactions contemplated hereby, or should Parent (or its Affiliates) or the Company become aware of any fact (including any change in law or regulations (or any interpretation thereof by the FCC)) relating to the qualifications of Parent (and its controlling Persons) that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the FCC Licenses contemplated hereunder, Parent or the Company, as the case may be, shall promptly notify the other party thereof and the Company shall use all reasonable efforts to take such steps as may be necessary, to remove any such impediment of the Company to consummate the transactions contemplated by this Agreement. In addition, Parent or the Company, as the case may be, shall give to the other party prompt written notice of (i) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Parent and Sub or the Company, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (ii) the failure of Parent and Sub or the Company, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         SECTION 4.02.    NO SOLICITATION.

                 (a) From and after the date hereof until the termination of this Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, representatives, agents or Affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) (collectively, "Representatives") will, and the Company will cause the employees and Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as defined in Section 8.03), (ii) enter into any agreement with respect to any Takeover Proposal or give any approval of the type referred to in Section 3.01(l) with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if at any time prior to the receipt of the Stockholder Approval, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company (and its Representatives) may, in response to an unsolicited Takeover Proposal of the sort referred to in clause (x) of the definition of "Superior

Proposal" as contained in Section 8.03 that involves consideration to the Company's stockholders with a value that the Company's Board of Directors reasonably believes, after receiving advice from the Company's financial advisor, is superior to the consideration provided for in the Merger, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement (having terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 5.01)) to any Person making such proposal and
(y) participate in negotiations regarding such proposal. The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any Representatives with respect to any Takeover Proposal existing on the date hereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.02(a) by the Company.

                 (b) Neither the Board of Directors of the Company nor any committee thereof (including without limitation the Independent Committee) shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval (including, without limitation, either the Board of Directors' or the Independent Committee's resolution providing for such approval) or recommendation by such Board of Directors or such committee of this Agreement or the Merger or (y) approve or recommend, or propose to approve or recommend, any Takeover Proposal, except in the case of clause (x) or (y), in connection with a Superior Proposal (as defined in Section 8.03) and then only at or after the termination of this Agreement pursuant to Section 7.01(c).

                 (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company promptly shall advise Parent orally and in writing of any request for information or of any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal, the identity of the Person making any such request, Takeover Proposal or inquiry and all the terms and conditions thereof. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

                 (d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.02(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation with respect to this Agreement or the Merger (including, without limitation, either the Board of Directors' or the Independent Committee's resolution providing for such approval) or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

         SECTION 4.03.    STOCKHOLDERS MEETING.

                 (a) The Company will, as soon as practicable following the date of this Agreement duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 4.03 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. The Company will, through its Board of Directors and the Independent Committee, recommend to its stockholders the approval and adoption of this Agreement and the Merger and such recommendation and approval shall be set forth in the Proxy Statement, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with Section 7.01(c).

                 (b) The Company shall prepare and file a preliminary Proxy Statement with the SEC within six weeks following the date of this Agreement and shall use its commercially reasonable efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff and in any event at least twenty (20) business days prior to the Stockholders Meeting. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondences between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to the filing of the Proxy Statement or any amendment thereto with the SEC, the Company shall provide the Parent and its legal counsel with a reasonable opportunity to review and comment on such document. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with and provide such information as is reasonably requested by the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

         SECTION 4.04. ASSISTANCE. If Parent requests, the Company will cooperate, and the Company will cause each of its Subsidiaries and will request its accountants, at the sole cost and expense of Parent, to cooperate in all reasonable respects in connection with any financing efforts of Parent or its Affiliates (including providing reasonable assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing) and any other filings that may be made by Parent or its Affiliates with the SEC, all at the sole expense of Parent and during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the Company's or any of its Subsidiaries' businesses. Subject to the foregoing, the Company shall, and shall cause each of its Subsidiaries to, (i) furnish to its independent accountants (or, if requested by Parent to Parent's independent public accountants), such customary management representation letters as its accountants may reasonably require of the Company as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of Parent or its Affiliates, and (ii) furnish to Parent all financial statements (audited and unaudited) and other information in the possession of the Company or any of its Subsidiaries or their representatives or agents as Parent shall reasonably determine is required in connection with such financing.

         SECTION 4.05. RELEASES. The Company shall (a) use its commercially reasonable efforts to receive, prior to the Effective Time, an Option, SAR and Warrant Surrender Agreement, Release and Waiver in substantially the form attached hereto as Annex A (a "Release Agreement") from each Person (other than the Persons named in Section 4.05 of the Company Disclosure Schedule (the "Executive Group")) who is the holder of any Options or SARs and (b) obtain from each member of the Executive Group a Release Agreement.

         SECTION 4.06. TERMINATION OF CERTAIN AFFILIATE TRANSACTIONS. At or prior to the Effective Time, the Company will amend or terminate each of the agreements set forth Part I of Section 4.06 of the Company Disclosure Schedule, and all other Affiliate Relationships then existing other than those set forth in Part II of Section 4.06 of the Company Disclosure Schedule, in each case without any liability to, or fees or payments by, the Company or any of its Subsidiaries resulting from such termination (other than payments made pursuant to the express terms of the agreements related to periods or services provided prior to the termination date of such agreements) except as expressly set forth in Part I of Section 4.06 of the Company Disclosure Schedule, and so that as of and after the Effective Time none of the Company, the Surviving Corporation or any of their Subsidiaries will have any liability or obligations thereunder.

         SECTION 4.07. SIGNAL DOWNGRADE/UPGRADE. The Company shall use commercially reasonable efforts to execute an agreement with Saga Communications of Iowa, Inc. ("Saga") on terms reasonably acceptable to Parent (the "Saga Agreement") for the downgrade, if necessary, of Saga's signal for KIOA-FM, Des Moines, Iowa, from Channel 227C to 227C1, and the upgrade by the Company of its signal for KTNP(FM), Bennington, Nebraska, from 227A to 227C3. The Company shall use commercially reasonable efforts to obtain the FCC's consent for such downgrade and upgrade.

                                   ARTICLE 5.

                             ADDITIONAL AGREEMENTS

            SECTION 5.01.    ACCESS TO INFORMATION; CONFIDENTIALITY.

                 (a) The Company shall, and shall cause its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors, lenders and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its Subsidiaries to, prepare or cause to be prepared, or furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law or the rules or regulations of the Nasdaq Stock Market or any national stock exchange, Parent agrees that, until the earlier of (i) two years from the date of this Agreement and (ii) the Effective Time, Parent will not, and will cause its Subsidiaries and Representatives not to, disclose, in whole or in part, to any other Person any nonpublic information obtained from the Company other than to Representatives of Parent in connection with an evaluation of the transactions contemplated by this Agreement, and Parent will not, and will cause its Subsidiaries and the Representatives of the Parent and its Subsidiaries not to, use any of such nonpublic information to directly or indirectly divert or attempt to divert any business, customer or employee of the Company or any of its Subsidiaries.

                 (b) Parent and Sub shall prepare or cause to be prepared, and furnish promptly to the Company such information concerning the business, properties and personnel of Parent and Sub as the Company may reasonably request for including in the Proxy Statement or as otherwise required to be included in any filings required to be made by the Company with any Governmental Entity in connection with the transactions contemplated by this Agreement. Except as required by law or the rules of regulations of the Nasdaq Stock Market or any national stock exchange, the Company agrees that, until the earlier of (i) two years from the date of this Agreement and (ii) the Effective Time, the Company will not, and will cause its Subsidiaries and the Representatives of the Company and its Subsidiaries not to, without the prior written consent of Parent, disclose, in whole or in part, to any other Person any nonpublic information obtained from Parent that is not provided for use in the Proxy Statement, other than to Representatives of the Company and its Subsidiaries in connection with the preparation for the consummation of the transactions contemplated by this Agreement, and the Company will not, and will cause its Subsidiaries and the Representatives of the Company and its Subsidiaries not to, use any of such nonpublic information to directly or indirectly divert or attempt to divert any business, customer or employee of Parent or any of its Subsidiaries.

         SECTION 5.02.    REASONABLE EFFORTS.

                 (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary consents, approvals or waivers from third parties ("Third Party Consents"), (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents (such as in connection with the transfer of control of the FCC Licenses), including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iii) the waiver from the lenders under the Credit Agreement of all prepayment premiums, penalties and fees payable under the terms of the Credit Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction

Documents. Except for making the filings contemplated in Section 5.02(b), notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall obligate Parent or Sub to use reasonable efforts to obtain approval of the FCC Applications or clearance under the HSR Act and the grant of any waivers in connection therewith. However, notwithstanding the preceding sentence, Parent shall obtain approval of the FCC Applications (as defined in Section 5.02(b)) and clearance under the HSR Act and the grant of any waivers in connection therewith prior to the Termination Date (as defined in Section 7.01(b)(ii)) unless the failure to obtain such clearance, consents and waivers is primarily the result of Acts or Changes. For purposes of this Agreement "Acts or Changes" shall mean (A) acts or omissions on the part of the Company or any of its Subsidiaries in conducting their respective operations and activities other than relating to the number of licenses or amount of revenues in a particular market and other than relating to the Citadel JSA, (B) a breach by the Company of its obligations under this Agreement, or (C) a statutory change or enactment made by Congress which (1) decreases the number of radio licenses which an entity may own nationally or locally or (2) adversely relates to the concentration of radio licenses which an entity may own in a market and, as a result of the change or enactment referred to in either clause (1) or (2) above, Parent's performance of its obligations under this Agreement would result in a Material Adverse Effect on Parent and its Attributable Entities, taken as a whole. For purposes of the preceding sentence, "Attributable Entities" shall mean Parent and any entities whose radio licenses would be attributable to Parent under applicable FCC rules or regulations or under the HSR Act.

                 (b) In connection with and without limiting the foregoing, Parent and the Company shall file the applications (the "FCC Applications") with the FCC for the transfer of control of the FCC Licenses contemplated hereunder within 21 business days after the date hereof. Additionally, as soon as practicable after the date of this Agreement, but in no event more than 21 business days after the date of this Agreement, Parent and the Company will file or will cause to be filed all notifications and documents in connection with this Agreement required to be filed pursuant to the HSR Act, and the rules and regulations promulgated under the HSR Act. Parent and the Company will make or cause to be made all such other filings and submissions under the HSR Act and regulations thereunder required to consummate the transactions contemplated by this Agreement. Both Parent and the Company will request early termination of the waiting period imposed by the HSR Act. Parent and the Company will coordinate and cooperate with one another in exchanging information and reasonable assistance as the other may request in connection with notifications or other filings made under the HSR Act. Parent and the Company shall keep the other party apprised of the status of any inquiries made by the U.S. Department of Justice, Antitrust Division, or the Federal Trade Commission (collectively, the "Federal Antitrust Agencies"), with respect to the transactions contemplated by this Agreement. Both Parent and the Company shall use their best efforts to cause a termination of the waiting period imposed by the HSR Act without the entry by a court of competent jurisdiction of an order enjoining the consummation of or the transactions contemplated by this Agreement; provided that, Parent shall consent to the divestiture of such properties as may be necessary to receive approval by the Federal Antitrust Agencies without entry of such an injunction; provided, however, that Parent and Sub (and their Affiliates) shall not be required by this provision to divest any interest they may hold in any television station. Parent shall pay all expenses and assume all obligations with respect to such divestitures. As may be reasonably requested by Parent, and subject to the receipt of confidentiality agreements reasonably acceptable to the Company, the Company shall provide to potential third party buyers identified by Parent reasonable access to the business, assets and operations of the Company and its Subsidiaries, on a basis consistent with that described in Section 5.01, as may be necessary to cooperate with Parent in connection with its efforts to effectuate, contemporaneously with the Effective Time, divestitures of the assets and properties of the Company and its Subsidiaries, and the Company shall otherwise reasonably cooperate with Parent by making any required governmental filing in connection with such divestitures. If control of Parent and Sub will change during the pendency of the FCC Applications, Parent shall amend the FCC Applications accordingly as may be necessary so long as such amendment does not delay the Closing beyond the Termination Date.

                 (c) In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Stockholder Agreements or any of the other transactions contemplated by this Agreement or the Stockholder Agreements and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stockholder Agreements or any other transaction contemplated by this Agreement or the Stockholder Agreements, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements.

         SECTION 5.03.    BENEFIT PLANS; VACATION.

                          (i) Parent shall take such action as may be necessary so that on and after the Effective Time and for one year thereafter, directors (who are employees of the Company or any of its Subsidiaries), officers and employees of the Company and its Subsidiaries shall be provided employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, medical (which eligibility shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of such benefits, plans or programs of the Company or its Subsidiaries), profit sharing (including 401(k), severance, salary continuation and fringe benefits) which are no less favorable in the aggregate than those generally available to similarly situated directors, officers and employees of Capstar Broadcasting Corporation and its Subsidiaries. For purposes of eligibility to participate and vesting in all benefits provided to directors, officers and employees, the directors, officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent service with the Company and its Subsidiaries and prior employers is taken into account under plans of the Company and its Subsidiaries. Upon termination of any health plan of the Company or any of its Subsidiaries, individuals who were directors, officers or employees of the Company or its Subsidiaries at the Effective Time shall, if employed by the Company and its Subsidiaries, become eligible to participate in such health plans established by Parent. Amounts paid before the Effective Time by directors, officers and employees of the Company and its Subsidiaries under any health plans of the Company shall after the Effective Time be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Parent provided as of the Effective Time to the same extent as if such amounts had been paid under such health plans of Parent.

                          (ii) Parent shall permit and shall cause the Surviving Corporation to permit all individuals who are employees of the Company and its Subsidiaries immediately prior to the Effective Time to retain and take any paid vacation days accrued but not taken or lost under the Company's and its Subsidiaries' vacation policies prior to the Effective Time, provided that such vacation days are taken or paid in lieu of being taken within one year after the Effective Time.

          SECTION 5.04.    INDEMNIFICATION, EXCULPATION AND INSURANCE.

                 (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and by-laws of the Company, as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of (i) individuals who at any time prior to the Effective Time were directors, officers or employees or agents of the Company or any of its Subsidiaries or (ii) any of Howard Tytel, Robert F.
X. Sillerman, any member of the Sillerman Group or each of their respective officers, directors, employees, agents and shareholders, unless such modification shall be required by law.

                 (b) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries and each of Howard Tytel, Robert F. X. Sillerman, any member of the Sillerman Group and each of their respective officers, directors, employees, agents and shareholders (collectively, the "Indemnified Parties"), to the same extent as such Indemnified Parties were indemnified by the Company and its Subsidiaries as of the date of the Agreement, against all losses, reasonable expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer, employee, agent, representative or consultant of the Company or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation any claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. Without limiting the foregoing, in the event any such Claim is brought against any





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
of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to Parent and the Surviving Corporation and they shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties; and
(ii) Parent and the Surviving Corporation shall use all reasonable efforts to assist in the defense of any such Claim, provided that Parent and the Surviving Corporation shall not be liable for any settlement effected without their written consent, which consent, however, shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing contained in this Section 5.04 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director or employee of Parent under Delaware law, assuming for such purposes that Parent's certificate of incorporation and bylaws provide for the maximum indemnification permitted by law.

                 (c) Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all Persons who are directors and officers of the Company or otherwise are covered by the D&O Insurance on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium therefor paid prior to the date of this Agreement (the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its Subsidiaries, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered Persons than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $234,000.

         SECTION 5.05.    FEES AND EXPENSES; DEPOSIT.

                 (a) Except as provided below in this Section 5.05, and as provided in Section 5.11 and Section 7.02, and except for FCC filing fees in connection with the filing of the FCC Applications and filing fees under the HSR Act in connection with the transactions contemplated by this Agreement, 50% of which shall be paid by Parent and 50% of which shall be paid by the Company, all fees and expenses incurred in connection with the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated by this Agreement and the Stockholder Agreements shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                 (b) The Company shall pay, or shall cause to be paid, in same day funds to Parent, or its designee, the following specified termination fee (the "Termination Fee") if this Agreement is terminated as follows: (i) if this Agreement is terminated pursuant to Section 7.01(b)(i), then a Termination Fee of $2,500,000 shall be payable; (ii) if this Agreement is terminated pursuant to Section 7.01(f), then a Termination Fee of $1,666,667 shall be payable; or (iii) if this Agreement is terminated pursuant to Section 7.01(c) or (d) (including a conditional termination pursuant to the proviso contained in Section 7.01(d)), then a Termination Fee of $5,000,000 shall be payable contemporaneously with such termination.

                 (c) In the event that this Agreement is terminated pursuant to Section 7.01(b)(i) and within one year of such termination definitive documentation with respect to a Takeover Proposal has been entered into or 50% or more of the outstanding shares of Common Stock or voting securities representing 50% or more of the voting power of the outstanding capital stock of the Company (giving effect to the conversion of outstanding Mandatory Preferred Stock to Class A Common Stock if, and at the rate at which, the Mandatory Preferred Stock is then convertible into shares of Class A Common Stock) has been acquired pursuant to a tender offer made as a Takeover Proposal, then the Company shall pay, or shall cause to be paid, contemporaneously with the consummation of the acquisition pursuant to such Takeover Proposal or acquisition pursuant to such Tender Offer, in same day funds to Parent, or its designee, an additional amount of Termination Fee in an amount equal to $2,500,000.

                 (d) In the event that this Agreement is terminated pursuant to Section 7.01(b)(i), 7.01(c), 7.01(d) or 7.01(e), the Company shall pay upon demand, or shall cause to be paid, in same day funds to Parent, or its designee, such amount as may be required to reimburse Parent and its Affiliates (the "Reimbursement Amount") for all reasonable out-of-pocket fees, costs and expenses incurred by any of them in connection with their due diligence efforts or the transactions contemplated hereby, including, without limitation, (i) fees, costs and expenses of accountants, counsel, financial advisors and other similar advisors, (ii) fees paid to any Governmental Entity, (iii) costs of all Phase I Assessments and Phase II Assessments and (iv) fees, costs and expenses paid or payable to third parties under any financing commitments or similar arrangements or in connection with financing transactions or efforts, including, without limitation, any purchaser or underwriter's discounts relating to the sale of the debt or equity financing or (except for the principal amount payable in connection therewith, but including all accrued interest payable in connection therewith) the making of any repurchase offer in respect of such financing (collectively, "Expenses"); provided however, the Reimbursement Amount shall not exceed (x) $1,000,000 in the case of a termination under either Section 7.01(b)(i), 7.01(c) or 7.01(d) and (y) $50,000 in the case of a termination under Section 7.01(e).

                 (e) The Termination Fee and Reimbursement Amount shall be paid by the Company without reservation of rights or protests and the Company upon making such payment shall be deemed to have released and waived any and all rights that it may have to recover such amounts.

                 (f) Concurrently with the execution of this Agreement, in order to secure Parent's and Sub's performance under this Agreement and as security for damages that may be payable by Parent or Sub to the Company hereunder, Parent shall place into escrow pursuant to the Deposit Escrow Agreement in the form attached as Annex B hereto (the "Escrow Agreement") an irrevocable letter of credit (the "Letter of Credit") in the sum of $9,000,000 substantially in the form attached as Annex C hereto. The Letter of Credit will provide that the Company can draw the amount thereof after its release to the Company from the Escrow Agreement.


                 (g)      If this Agreement is terminated pursuant to (i)
Section 7.01(b)(ii) and as of such Termination Date the conditions set forth in Sections 6.01(b), Section 6.01(c) or both Sections 6.01(b) and 6.01(c) have not been fulfilled other than a nonfulfillment primarily due to Acts or Changes;
(ii) Section 7.01(b)(iii) and such order, injunction, decree, ruling or other action is entered or taken by the FCC (or any court of competent jurisdiction and arises under the Communications Act) or any Federal Antitrust Agency and is not primarily due to Acts or Changes; (iii) Section 7.01(b)(iv) by the Company;
(iv) Section 7.01(b)(vi); (v) Section 7.01(b)(ii) and as of such Termination Date the condition set forth in Section 6.01(d) is not satisfied as a result of a Mandatory Preferred Preliminary Order (as defined in Section 5.07), (vi)
Section 7.01(b)(ii) and as of such Termination Date the conditions in Section
6.01 and all conditions in Section 6.02 other than Section 6.02(d) shall have been satisfied, then Parent and Company shall promptly instruct the escrow agent under the Escrow Agreement to release the Escrowed Property (as defined in the Escrow Agreement) to the Company and Parent promptly shall pay to the Company, by wire transfer in immediately available funds to an account designated in writing by the Company, an additional amount of $3,000,000 (the "Cash Fee"), and the Escrowed Property and the Cash Fee (collectively, the "Parent Fee") shall constitute liquidated damages. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement as described in this Section 5.05(g). Except as contemplated by
Section 5.05(i) and Section 5.11, the Company agrees that, to the fullest extent permitted by law, the Company's right to payment of such liquidated damages as provided in this Section 5.05(g) shall be its sole and exclusive remedy if the Closing does not occur because of a termination of this Agreement as described in this Section 5.05(g) or with respect to any damages whatsoever that the Company may suffer or allege to suffer as a result of any Claim or cause of action asserted by the Company relating to or arising from breaches of the representations, warranties or covenants of Parent or Sub contained in this Agreement and to be made or performed at or prior to the Closing. If this Agreement is terminated either by Parent or the Company pursuant to any provision of Section 7.01 other than a termination described in clauses (i),
(ii), (iii), (iv), (v) or (vi) of this Section 5.05(g), then, Parent and the Company shall instruct the escrow agent under the Escrow Agreement to release the Letter of Credit to Parent. Each of clauses (i) through (vi) of this
Section 5.05(g) is independent from each other and nothing in any one clause modifies or limits any other clause.

                 (h) As a condition to the release of the Escrowed Property and the payment of the Cash Fee to the Company under Section 5.05(g), the Company shall deliver to the Parent an agreement which irrevocably and unconditionally releases, acquits, and forever discharges Parent and Sub and their respective successors, assigns, officers, directors, employees, agents, stockholders, Subsidiaries, Parent companies and other Affiliates (corporate or otherwise) (the "Released Parties") of and from any and all Released Claims, including, without limitation, all Released Claims arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of the Transaction Documents or any agreement entered into in connection therewith or related thereto. "Released Claims" as used herein shall mean any and all





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
charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by the Company or any of its Subsidiaries, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative relating to the transactions contemplated by the Transaction Documents, provided, however, that Released Claims shall not include claims for unpaid expenses and interest described in Section 5.05(i) relating to the release of the Escrowed Property, the payment of the Cash Fee or delivery of the Escrowed Property, or for any escrow expenses unpaid by Parent and withheld by the escrow agent from the Escrowed Property pursuant to the Escrow Agreement.

                 (i) In the event that this Agreement is terminated and Parent and the Company do not promptly agree on who is entitled to the Escrowed Property and the Cash Fee then, upon a Final Determination (as defined in the Escrow Agreement), which shall be binding with respect to the whole of the Parent Fee, the non-prevailing party shall pay to the prevailing party (x) the amount of the reasonable fees and expenses actually incurred by the prevailing party in connection with obtaining the Final Determination and (y) if the Company is the prevailing party, interest on the face amount of the Parent Fee at the annual rate of 10% commencing as of the date of the termination or purported termination of this Agreement and ending as of (A) with respect to the Escrowed Property, the date that the Escrowed Property has been released from escrow to the prevailing party and (B) with respect to the Cash Fee, the date the full amount of the Cash Fee has been tendered for delivery to the Company as provided in Section 5.05(g).

         SECTION 5.06. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc. The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement and the Stockholder Agreements shall be in the form(s) heretofore agreed to by the parties.

         SECTION 5.07.    CLOSING EXTENSION.

                 (a) Extension. Subject to Section 1.02, Parent may extend the initial Termination Date set forth in Section 7.01(b)(ii)(A) for up to three calendar months, in Half-Month Intervals (as defined in Section 8.03), by providing the Company notice of its election to do so on or prior to the then scheduled Termination Date. In the event that Parent elects to extend the Termination Date pursuant to the immediately preceding sentence, the Common Per Share Price shall be increased by $.125 and the Mandatory Preferred Per Share Price shall be increased by $1.04 for each Half-Month





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
Interval (or portion thereof) that the Termination Date is extended, beginning on the first day of each such Half-Month Interval; provided, however, that no such increase shall be paid if:

                          (A)(i) all conditions to the obligations of Parent and Sub to effect the Merger set forth in Section 6.01 have been satisfied, except for the conditions set forth in either Section 6.01(b), 6.01(c) or both Sections 6.01(b) and 6.01(c), as applicable,
         (ii) the failure to satisfy the conditions set forth in either Section 6.01(b), 6.01(c) or both Sections 6.01(b) and 6.01(c), as applicable, is primarily the result of Acts or Changes and (iii) all the conditions to the obligations of Parent and Sub to effect the Merger set forth in Section 6.02 (other than Sections 6.02(c) and 6.02(d)) have been satisfied or waived by Parent and Sub; provided, that if within ten business days after the later of the satisfaction of the conditions in Section 6.01(b) and the satisfaction of the conditions in Section 6.01(c) (the "Satisfaction Date"), Parent fails to consummate the Merger, the Common Per Share Price shall be increased by $.125 and the Mandatory Preferred Per Share Price shall be increased by $1.04 for each Half-Month Interval beginning as of the first Half-Month Interval which commences after the Satisfaction Date; or

                          (B)(i) the Merger shall be restrained or otherwise prohibited by a temporary or preliminary judicial order, decree, ruling or other action arising from claims or litigation involving the Company and its stockholders (collectively, the "Preliminary Order") and (ii) Parent delivers to the Company on or prior to the applicable Termination Date written notice to the effect that it shall consummate the Merger within ten business days after the lifting or withdrawal of the Preliminary Order; provided, that, if the Preliminary Order is entered, issued, made or rendered in a Mandatory Preferred Proceeding (as defined in Section 8.03) on the grounds or basis of, solely or among other grounds or bases, the Mandatory Preferred Per Share Price or any other treatment of the Mandatory Preferred Stock pursuant to this Agreement (a "Mandatory Preferred Preliminary Order") and the Mandatory Preferred Preliminary Order has not been lifted or withdrawn by the close of business on June 15, 1999, then Parent may extend the Termination Date until July 31, 1999, in Half-Month Intervals, but the Common Per Share Price shall be increased by $.125 and the Mandatory Preferred Per Share Price shall be increased by $1.04 for each Half-Month Interval (or portion thereof) that the Termination Date is so extended, beginning on June 16, 1999; and provided, further, that, if, within ten business days after the date of the lifting or withdrawal of the Preliminary Order, Parent fails to consummate the Merger and such failure is not due to the Company's failure to fulfill any of the conditions contained in Sections 6.01, Section 6.02 or both Sections
         6.01 and 6.02 that are to be fulfilled by it, the Common Per Share Price shall be increased by $0.25 and the Mandatory Preferred Per Share Price shall be increased by $2.08 for each Half-Month Interval (or portion thereof) after the initial Termination Date provided for herein (and the increase in the Common Per Share Price and the Mandatory Preferred Per Share Price provided for in the immediately preceding proviso shall not apply). In the event that the Preliminary Order has not been lifted or withdrawn by the close of business on July 31, 1999, then either Parent or the Company may extend the date of the Closing for an additional 45 days by delivering, prior to August 1, 1999, written notice to the other party to such effect. In the event that (x) neither Parent nor the Company elects to extend the Closing for such additional 45-day period or (y) either Parent or the Company elects to





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
         extend the Closing for such 45-day period and the Preliminary Order has not been lifted or withdrawn prior to the end of such 45-day period, then this Agreement shall terminate without any liability or obligation on the part of either party other than payment of fees and expenses pursuant to Section 5.05(a) and the obligation to release the Letter of Credit to Parent, unless such Preliminary Order is a Mandatory Preferred Preliminary Order in which case this Agreement shall not automatically terminate and the provisions of Section 7.01 and 5.05 shall apply; or

                          (C) to the extent that the Termination Date is extended solely as a result of the operation of Section 7.01(f).

                 (b) Mandatory Preferred Preliminary Order. In the event any Mandatory Preferred Preliminary Order is entered, issued, made, or rendered that prohibits or restricts the ability of any of the parties to this Agreement to consummate the transactions contemplated hereby, including the Stockholders Meeting or the Merger, the Company and Parent shall cooperate and use commercially reasonable efforts to promptly cause such prohibitions or restrictions to be lifted, including without limitation, with respect to the Company, taking steps necessary to appeal any such action. Subject to the foregoing sentence, notwithstanding any other provisions of this Agreement to the contrary, Parent and Sub acknowledge and agree that none of the treatment of the Mandatory Preferred Stock as contemplated by this Agreement, the bringing of any Mandatory Preferred Proceeding, or any change, effect, event or occurrence arising therefrom or the resolution thereof that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries shall, in any case (i) constitute a breach of any representation or warranty made by the Company in any Transaction Document, or (ii) constitute a default, nonsatisfaction or violation by the Company of any covenant, condition or agreement contained in any Transaction Document.

         SECTION 5.08.    CITADEL JSA.

                 (a) Notwithstanding Section 4.01(ix), without the prior written consent of Parent, the Company may at any time, at its option, terminate the Joint Sales Agreement dated December 15, 1995, between Pourtales Radio Partnership, Pourtales Holdings, Inc., Springs Radio, Inc. and KVUU/KSSS, Inc. (collectively, the "JSA Group") and Citadel Broadcasting Company ("Citadel") (the "Citadel JSA"); provided that in the event the termination of the Citadel JSA results or reasonably could be expected to result in any payment becoming due from the Company to Citadel then the Company shall not terminate the Citadel JSA without the prior consent of Parent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing or anything contained herein to the contrary, Parent and Sub acknowledge and agree that the termination of the Citadel JSA by the Company as permitted in this Section 5.08 and/or by any member of the JSA Group, the termination of the Citadel JSA as required by an order of the United States Department of Justice to which the Company or any member of the JSA Group is subject, the bringing of any suit, action, proceeding or claim relating to or arising from or in connection with the Citadel JSA or its termination, the entering, issuance or rendering of any award, decision, injunction, judgment, order, ruling, decree, or verdict by any court, administrative agency, or other governmental body or by any arbitrator relating to the Citadel JSA or its termination, or any change, effect, event or occurrence arising under the Citadel JSA or as a result of the termination of the Citadel JSA that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries shall not, in any case, (i) constitute a breach of any representation or warranty made by the Company in the Transaction Documents, or
(ii) constitute a default, non-satisfaction or violation by the Company of any covenant, condition or agreement contained in the Transaction Documents.

                 (b) The Company agrees to cooperate, and to take such action within its control to cause each member of the JSA Group to cooperate with Parent and Sub in their efforts to reach a mutually satisfactory arrangement with the DOJ and Citadel regarding the Citadel JSA, unless the Citadel JSA shall have been terminated as permitted by Section 5.08(a).

         SECTION 5.09.    ENVIRONMENTAL ASSESSMENTS.

                 (a) On or prior to the date of this Agreement, Parent has delivered to the Company a written notice identifying, with respect to the parcels of real property for which Environmental Reports were delivered as contemplated by Section 3.01(q) (the "ER Properties"), those parcels of the ER Property with respect to which Parent will require additional Phase I or Phase II environmental assessments to be prepared ("Open ER Properties").

                 (b) Within 15 business days after the date of this Agreement, Parent may request, and upon such request the Company shall cause to be performed by an environmental consultant mutually agreed to by the Company and Parent, a Phase I environmental assessment audit (the "Phase I Assessment") with respect to any of the Open ER Properties or any other of the Company's real property or any facilities owned, operated or leased by the Company or any of its Subsidiaries (other than the ER Properties with respect to which a Phase I Assessment was delivered at least five business days prior to the date of this Agreement and which was not designated as an Open ER Property) and the improvements and other assets located thereon. Parent will bear the costs and expenses of the Phase I Assessments. The Phase I Assessments are to be conducted for the mutual benefit of the Company and Parent and shall be performed in a manner that at a minimum satisfies the requirements of ASTM Practice E 1527-94. The Company covenants and agrees that, upon receipt of the notice referred to above, it shall diligently pursue the performance of the requisite Phase I Assessments to their completion, with draft copies of the Phase I Assessments made available to Parent by no later than 45 days after delivery to the Company of Parent's request therefor.

                 (c) Parent may request a Phase II environmental assessment (a "Phase II Assessment") within 15 business days after the date of this Agreement with respect to any Open ER Property for which a Phase I Assessment is not requested pursuant to Section 5.09(b), and within 15 business days after delivery to the Company of a notice of Environmental Exceptions with respect to any Open ER Property or other Company real property for which a Phase I Assessment is requested pursuant to Section 5.09(b). Upon each such request, the Company shall cause to be performed by an environmental consultant mutually agreed to by the Company and Parent a Phase II Assessment of such property and the improvements and other assets located thereon; provided, however, the Company shall not be obligated to cause a Phase II Assessment to be performed with respect to any leased real property unless the Company is able to obtain written consent for the Phase II Assessment from the landlord, which consent the Company shall use its best efforts to obtain. Parent will bear the costs and expenses of the Phase II Assessment. The Company covenants and agrees that, upon receipt of the notice referred to above, it shall diligently pursue the performance of the requisite Phase II Assessments to their completion, with draft copies of the Phase II Assessments made available to Parent by no later than 60 days after delivery to the Company of Parent's request therefor. The Phase II Assessments are to be conducted for the mutual benefit of the Company and Parent, and each Phase II Assessment shall be performed in a manner reasonably anticipated to identify
(i) the presence of Hazardous Substances on or affecting the Company property to which the Phase II Assessment relates; (ii) any other environmental conditions existing at the property that reasonably could be expected to (A) adversely affect the use of such real property as currently used by the Company and its Subsidiaries, (B) to require the Surviving Corporation to engage in remediation or corrective action to cleanup or stabilize such conditions or (C) subject the Surviving Corporation to third party liability or sanctions, fines, or penalties by a Governmental Entity as a result of the existence or migration of any such environmental conditions; and (iii) any violation of Environmental Laws upon or associated with such real property or any improvements or assets located therein (collectively, "Environmental Exceptions") and shall include an estimate of the total cost of remediating or taking other actions to clean up or stabilize, to the extent required under applicable law or as otherwise necessary to enable the Surviving Corporation to continue its broadcast operations as presently conducted, such Environmental Exceptions (collectively, the "Estimated Remediation Costs").

                 (d) If the Estimated Remediation Costs exceeds $500,000 in the aggregate, then Parent shall have the right, exercisable by written notice given to the Company within five (5) business days after Parent's receipt of the final Phase II Assessment requested pursuant to this Section 5.09, to elect to terminate this Agreement; provided, that, upon the giving by Parent of written notice electing to terminate this Agreement pursuant to this Section, 5.09(d), Parent and the Company agree to cooperate in good faith to attempt to determine (i) Estimated Remediation Costs related to any parcel of the Company's real property that may be abandoned and/or the leasehold interest with respect thereto terminated by the Company and its Subsidiaries prior to the Effective Time without any future material liability with respect to any Environmental Exceptions related thereto ("Abandoned Property"), (ii) the costs of terminating any such leasehold interests or abandoning such Abandoned Property, as applicable (including without limitation estimated future liabilities with respect to any Environmental Exceptions related thereto), and acquiring replacement real property (in fee or by leasehold) as reasonably acceptable to Parent and sufficient to permit continued operation by the Surviving Corporation as previously conducted on the Abandoned Property ("Replacement Costs") and (iii) if any real property interest may be abandoned as contemplated in clause (i) of this Section 5.09(d), to identify and procure replacement property as contemplated by clause (ii) of this Section 5.09(d), and, if within 60 days after the giving of such notice, Parent and the Company agree that (A) the Estimated Remediation Cost less (B) the Estimated Remediation Cost related to any Abandoned Property plus (C) all Replacement Costs do not exceed $500,000, then Parent shall not have the right to terminate this Agreement pursuant to this Section 5.09(d). If Parent and the Company fail to reach such agreement within the 60 day period referred to in the preceding sentence, this Agreement shall terminate at the close of business on such 60th day.

         SECTION 5.10. CONVERSION OF CLASS D COMMON STOCK. The Company agrees that, except as Parent and the Company may otherwise jointly determine in their sole discretion, within ten business days after the date of this Agreement, the Company shall file with the FCC a Form 316 application (the "Form 316 Application") for any necessary FCC authorization for the conversion of shares of Class D Common Stock to shares of Class B Common Stock by those Persons and in such amounts as set forth on Schedule C attached hereto. In the event that the FCC staff formally or informally advises the Company that FCC authorization is not needed for the stock conversion specified in the Form 316 Application, the Company shall within five (5) business days thereafter (the "Dismissal Date") file a letter with the FCC requesting dismissal of the Form 316 Application.

            SECTION 5.11.   ACQUISITION OF ANTELOPE CREEK PROPERTY.

                 (a) As soon as practicable after the execution of this Agreement, to the extent permitted by the Credit Agreement:

                          (i) The Company will use commercially reasonable efforts to negotiate and complete remaining documentation (the "Acquisition Documents") pursuant to which a newly formed Subsidiary of the Company or one of its Subsidiaries will purchase the parcel of real property (and the improvements situated therein) located at 4630 Antelope Creek Drive in Lincoln, Lancaster County, Nebraska (the "Target Property"), provided (A) that Parent will be entitled to participate in the negotiation of such documentation and (B) neither the Company nor any Subsidiary will (x) enter into any Acquisition Documents until Parent has consented thereto in writing, which consent may be withheld by parent in its sole discretion or (y) be required to enter into any Acquisition Documents prior to completion of the Financing Documents as provided in Section 5.11(a)(ii) or after the termination of this Agreement; and

                          (ii) Parent and the Company will negotiate in good faith to complete definitive documentation (the "Financing Documents") in a form reasonably acceptable to the parties pursuant to which Parent will provide to the Company nonrecourse financing in an original principal amount equal to the purchase price for the Target Station as agreed to by Parent (the "Target Financing").

                 (b) Upon completion of the Acquisition Documents and the Financing Documents, Parent will fund, simultaneously with the acquisition of the Target Property pursuant to the Acquisition Documents, the Target Financing in an amount equal to the purchase price for the Target Property, and the Company will direct such funding to be made, on behalf of the Company, directly to the seller of the Target Property.

                 (c) The Company shall engage counsel reasonably acceptable to the Parent to represent the Company in negotiating the Acquisition Documents and the Financing Documents. Parent will reimburse, subject to the terms of Section 5.11(d), the Company for all costs and expenses (including reasonable attorneys' fees but excluding costs related to employees and other in-house personnel of the Company and its Subsidiaries) incurred by the Company in negotiating the Financing Documents and the Acquisition Documents and in connection with the acquisition of the Target Property, whether or not consummated ("Target Costs and Expenses").

                 (d) At any time prior to the consummation of the acquisition by the Company of the Target Property pursuant to the Acquisition Documents, Parent may suspend or terminate the obligations of Parent and the Company under this Section 5.11 by providing written notice to the Company, in which case the Company shall cease all efforts related to the Acquisition Documents, the Financing Documents and the acquisition of the Target Property; provided that any such notice shall not affect Parent's obligations under
Section 5.11(c) to pay the Target Costs and Expenses accrued or incurred prior to the Company's receipt of such notice; provided further, that if the Company does not cease its efforts related to the Acquisition Documents, the Financing Documents and the acquisition of the Target Property notwithstanding the terms of this Section 5.11(d), the Company shall bear the Target Costs and Expenses accrued or incurred on and after the date of the Company's receipt of such notice.

                 (e) The Company shall use commercially reasonable efforts to attempt to obtain the consent under the Credit Agreement for the transactions contemplated by this Section 5.11.

                 (f) Any change, effect, event or occurrence arising under the Acquisition Documents, the Financing Documents or otherwise in connection with the acquisition of the Target Property that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries shall not, in any case, (i) constitute a breach of any representation or warranty made by the Company in the Transaction Documents, or (ii) constitute a default, non-satisfaction or violation by the Company of any covenant, condition or agreement contained in the Transaction Documents.

                                   ARTICLE 6.

                              CONDITIONS PRECEDENT

         SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                 (a) STOCKHOLDER APPROVAL. The Stockholder Approval shall have been obtained.

                 (b) FCC CONSENTS. The FCC shall have issued the FCC consent ("FCC Consent") approving the applications for transfer of control of the FCC Licenses for the operation of the Licensed Facilities in connection with the Merger.

                 (c) HSR ACT. The applicable waiting period under the HSR Act shall have expired or terminated.

                 (d) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect.

         SECTION 6.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions:

                 (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained therein) reasonably could be expected to have a Material Adverse Effect on the Company, and except to the extent that any inaccuracies of such representations and warranties are a result of changes in the United States financial markets generally or are a result of matters arising after the date hereof that affect the broadcast industry generally. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                 (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
                 (c) FCC CONSENT. The FCC Consent shall not contain any conditions that would be materially adverse to either the Parent, the Surviving Corporation or their Affiliates and such conditions are primarily the result of Acts or Changes.

                 (d) FINAL ORDER. The FCC Consent shall be a Final Order. A "Final Order" shall be an action by the FCC (i) that has not been reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which no timely request for stay or review, petition for reconsideration or appeal has been filed by a non-party to this Agreement (or an Affiliate of Parent) or the FCC Applications or sua sponte action of the FCC with comparable effect is pending and (iii) as to which the normal time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired.

                 (e) RELEASE AGREEMENTS. The Release Agreement from each member of the Executive Group as contemplated in Section 4.05 shall have been obtained.

                 (f) THIRD PARTY CONSENTS. All Third Party Consents, other than with respect to the Credit Agreement and other than those the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect on the Company, shall have been obtained.

                 (g) AFFILIATE TRANSACTIONS. The Company shall have terminated all Affiliate Relationships listed on Part I of Schedule 4.06 and shall have complied in all material respects with its covenant in Section 4.06.

                 (h) BROKERAGE FEE. The Company shall have obtained, and provided a copy to Parent, of a final invoice from GSC with respect to all fees, commissions, expenses and other amounts payable by the Company to GSC with respect to the transactions contemplated by this Agreement and the aggregate amount thereof (including amounts paid by the Company prior to the date of such invoice, which amounts shall be reflected on such invoice) shall not exceed $1,500,000.

                 (i)      CAPITALIZATION.  There shall not be outstanding:

                            (i)   any capital stock of the Company other than:

                                  (A)      a number of shares of Common Stock
                 equal to or less than the sum of (1) 4,892,789, (2) the number of shares of Class A Common Stock issued upon the conversion of shares of Mandatory Preferred Stock converted to Class A Common Stock prior to the Effective Time, and (3) 509,050 less the number of shares of Common Stock subject to then outstanding Warrants and Options; and

                                  (B)      a number of shares of Mandatory
                 Preferred Stock equal to or less than 583,400 less the number of shares of Mandatory Preferred Stock converted to Class A Common Stock prior to the Effective Time; and

                                  (C)      a number of shares of Series B
                 Preferred Stock equal to 565,000; or

                          (ii) any Derivative Securities other than Options and Warrants to purchase a number of shares of Class A Common Stock equal to or less than 509,050 less the number of shares of Common Stock for which Warrants and Options have been exercised from and after the date of this Agreement;

                          (iii) capital stock of the Company and Derivative Securities outstanding other than as set forth in (i) and (ii) above ("Excess Equity") for which Equity Consideration of $500,000 (plus the exercise or base price of any such Derivative Security which has been exercised after the date hereof and received by the Company) or less (the "Equity Limit") would be payable pursuant to Article II of this Agreement;

provided that the condition in this Section 6.02(i) shall be deemed to be satisfied even if the Equity Consideration to be paid pursuant to Article II of this Agreement for such Excess Equity exceeds the Equity Limit to the extent the amount of such excess is (i) applied to reduce by like amount the consideration to be paid by Parent or Sub pursuant to the Transaction Documents (other than by a decrease in the Equity Consideration) or (ii) or paid to Parent by a third party, in each case in a manner reasonably acceptable to Parent (including payments, in the case of payments provided for in clause
(ii), to adjust for tax liability, if any).

         SECTION 6.03. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                 (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained therein) reasonably could be expected to have a material adverse effect on Parent's ability to perform its obligations under the Transaction Documents. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

                 (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

                                   ARTICLE 7.

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.01. TERMINATION. This Agreement may be terminated prior to the Effective Time whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

                 (a) by mutual written consent of Parent, Sub and the Company by mutual action of their respective Boards of Directors;

                 (b)      by either Parent or the Company:

                          (i)     (A) if, upon a vote at a duly held
         Stockholders Meeting or any adjournment thereof at which the Stockholder Approval shall have been voted upon, the Stockholder Approval shall not have been obtained or (B) unless (1) prohibited by an event described in either clause (iii), (v) or (vi) of this Section 7.01(b), (2) prohibited by an order, injunction, decree or ruling or any other action entered, issued, made or rendered by a Governmental Entity or (3) resulting from any act or omission of Parent or Sub or their Affiliates, as of 11:59 p.m., central time, of the day immediately prior to the Termination Date either (x) no Stockholders Meeting shall have been held or (y) if held no vote shall have been taken in respect of the Stockholder Approval;

                          (ii) if the Merger shall not have been consummated on or before the Termination Date; the term "Termination Date" shall mean 11:59 p.m., central time, on (A) April 30, 1999 or (B) if such date has been extended by Parent as provided in Section 5.07 or by the operation of Section 7.01(f), the date as so extended;

                          (iii) if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise permanently prohibiting the Merger and such order, injunction, decree, ruling or other action shall have become final and nonappealable (other than a judicial order, decree, ruling or other action contemplated by Section 7.01(b)(v) or 7.01(b)(vi));

                          (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) or Section 6.03(a) or
         (b), as applicable, and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach provided in no event shall such thirty (30) day period extend beyond the Termination Date (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

                          (v) if the Merger shall have been permanently restrained, enjoined or otherwise permanently prohibited by a judicial order, decree, ruling or other action arising from Claims or litigation involving the Company and its stockholders (other than a Mandatory Preferred Proceeding);

                          (vi) if the Merger shall have been permanently restrained, enjoined or otherwise permanently prohibited by a judicial order, decree, ruling or other action entered, issued, made or rendered in a Mandatory Preferred Proceeding on the ground or basis of, solely or among other grounds or bases, the Mandatory Preferred Per Share Price or any other treatment of the Mandatory Preferred Stock pursuant to this Agreement;

                 (c) by the Company prior to obtaining the Stockholder Approval, if (i) the Board of Directors of the Company shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to the Company's stockholders under applicable law, to terminate this Agreement to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal,
(ii) the Company shall have given notice to Parent advising Parent that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions of such Superior Proposal (including the identity of the third party) and the material terms and conditions of any agreements or arrangements to be entered into in connection with a Superior Proposal with respect to the Principal Stockholders and that the Company intends to terminate this Agreement in accordance with this Section 7.01(c), and (iii) either (A) Parent shall not have revised its takeover proposal within five business days after the date on which such notice is deemed to have been given to Parent, or (B) if Parent within such period shall have revised its takeover proposal, the Board of Directors of the Company, after receiving advice from the Company's financial advisor, shall have determined in its good faith reasonable judgment that the third party's Takeover Proposal is superior to Parent's revised takeover proposal; provided that the Company may not effect such termination pursuant to this Section 7.01(c) unless the Company has contemporaneously with such termination tendered payment to Parent, or its designee, of the Termination Fee and the Reimbursement Amount (if and to the extent that Parent has provided to the Company documentation reasonably acceptable to the Company in support of the amounts claimed) that is due Parent or its designee pursuant to Section 5.05;

                 (d) by Parent if (i) the Board of Directors or the Independent Committee of the Company shall have failed in the Proxy Statement to make the recommendation contemplated by Section 4.03, (ii) a tender offer or exchange offer for 50% or more of the outstanding shares of Common Stock or voting securities representing 50% or more of the voting power of the outstanding capital stock of the Company (giving effect to the conversion of outstanding Mandatory Preferred Stock to Class A Common Stock if, and at the rate at which, the Mandatory Preferred Stock is then convertible into shares of Class A Common Stock) is commenced (other than by the Company or its Affiliates) and the Board of Directors of the Company fails to timely recommend against the stockholders of the Company tendering their shares into such tender offer or exchange offer, or (iii) a Takeover Proposal has been publicly announced by the Company and the Board of Directors of the Company shall fail to publicly reaffirm its approval or recommendation of the Merger and this Agreement on or before the tenth business day following the date on which such Takeover Proposal shall have been announced; provided that Parent in exercising its termination rights hereunder may condition the effectiveness of such termination upon receipt of the Termination Fee and Reimbursement Amount (if and to the extent that Parent has provided to the Company documentation reasonably acceptable to the Company in support of the amounts claimed) that are due Parent or its designee pursuant to Section 5.05;

                 (e) by Parent if Parent has the right to terminate this Agreement pursuant to Section 5.09;

                 (f) By Parent, if, at any time after the date hereof, the condition in Section 6.02(i) would not be satisfied if the Closing were being held at such time, upon five days written notice of termination hereunder; provided, that, if at any time prior to the delivery by Parent of such termination notice, the Company delivers notice to Parent that the condition in
Section 6.02(i) would not be satisfied if the Closing were being held at the time of such notice, then Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) for fifteen days. If, after such fifteen days, the condition in Section 6.02(i) remains unsatisfied, then Parent may terminate this Agreement within two business days. If Parent does not so terminate this Agreement, then Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 7.01(f) unless the

Equity Consideration payable for the Excess Equity increases from the amount payable at the date Parent was entitled to terminate the Agreement. If, prior to the effective date of any termination by Parent under this Section 7.01(f), the condition in Section 6.02(i) is satisfied, then Parent shall no longer have a right to terminate this Agreement pursuant to this Section 7.01(f) unless such condition again becomes unsatisfied.

                 (g) by Parent if the Saga Agreement has not been entered into as provided in Section 4.07 on or before August 15, 1998; provided that if the Company gives written notice to Parent at any time after this date of this Agreement that the Company does not intend to enter into the Saga Agreement as provided in Section 4.07, then Parent may terminate this Agreement by giving written notice to the Company on or after the tenth day after Parent's receipt of such notice, and if Parent does not terminate this Agreement within such ten-day period, Parent no longer shall be entitled to terminate this Agreement pursuant to this Section 7.01(g).

         SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, (i) other than the provisions of the last sentence of Section 5.01(a), Section 5.05,
Section 5.11, this Section 7.02 and Article 8, and (ii) except to the extent that such termination results from the Material Breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case subject to Section 5.05 the non-breaching party will be entitled to recover damages and its Expenses.

         SECTION 7.03.    AMENDMENT.   Subject to the applicable provisions of
the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the Stockholder Approval has been obtained, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                                   ARTICLE 8.

                               GENERAL PROVISIONS

         SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to Parent or Sub, to

                          Capstar Broadcasting Corporation
                          600 Congress Avenue, Suite 1400
                          Austin, Texas  78701
                          Telecopy No.:  (512) 340-7890
                          Attention:  William S. Banowsky, Jr.

                          with a copy to:

                          Vinson & Elkins L.L.P.
                          3700 Trammell Crow Center
                          2001 Ross Avenue
                          Dallas, Texas  75201
                          Telecopy No.:  (214) 220-7716
                          Attention:  Michael D. Wortley

                          and

                 (b)      if to the Company, to

                          Triathlon Broadcasting Company
                          Symphony Towers
                          750 B Street, Suite 1920
                          San Diego, California  92101
                          Telecopy No.:  (619) 239-4270
                          Attention:  Norman Feuer

                          with a copy to:

                          Baker & McKenzie
                          Two Allen Center
                          1200 Smith Street, Suite 1200
                          Houston, Texas  77002
                          Telecopy No.:  (713) 427-5090
                          Attention:  Amar Budarapu

         SECTION 8.03.    DEFINITIONS.  For purposes of this Agreement:

                 (a) "1996 SARs" means the stock appreciation rights granted pursuant to Cash-Only Stock Appreciation Rights Agreements dated January 31, 1996, between the Company and each of Jeffrey Leiderman and Frank
E. Barnes, III, providing for the grant to each individual of cash-only stock appreciation rights in respect of 2,000 shares of Class A Common Stock.

                 (b) "1995 SARs" means the stock appreciation rights granted pursuant to Cash-Only Stock Appreciation Rights Agreements dated October 30, 1995, between the Company and each of Jeffrey Leiderman, Frank E. Barnes, III, and John D. Miller, providing for the grant to each individual of cash-only stock appreciation rights in respect of 1,000 shares, 1,000 shares and 5,000 shares, respectively, of Class A Common Stock.

                 (c) "Acts and Changes" has the meaning assigned thereto in Section 5.02(a).

                 (d) an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; for purposes of this Agreement, an Affiliate of the Company shall be deemed to include all members of the Sillerman Group;

                 (e) "Affiliate Relationship" has the meaning assigned thereto in Section 3.01(t).

                 (f) "Business Day" or "business day" means any day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas or New York, New York are authorized or required to close by applicable law.

                 (g)      "Claim" has the meaning assigned thereto in Section
5.04(b).

                 (h) "Common Per Share Price" means $13.00, as such amount may be increased pursuant to Section 5.07.

                 (i) "Company Disclosure Schedule" means the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement.

                 (j) "Credit Agreement" means, collectively, (a) the Amended and Restated Loan Agreement dated as of May 30, 1997, among Triathlon Broadcasting of Wichita, Inc., Triathlon Broadcasting of Lincoln, Inc., Triathlon Broadcasting of Omaha, Inc., Triathlon Broadcasting of Spokane, Inc., Triathlon Broadcasting of Tri-Cities, Inc., Triathlon Broadcasting of Colorado Springs, Inc., Triathlon Broadcasting of Little Rock, Inc. and AT&T Commercial Finance Corporation, as administrative agent, and the other lenders named therein, as amended, and (b) any and all guaranty, security and other agreements or documents executed and delivered in connection therewith, as each has been successively extended, renewed or modified.

                 (k) "Deposit Agreement" means the Deposit Agreement dated as of March 8, 1996, among the Company, the holders of Depositary Shares and ChaseMellon Shareholder Services as the depositary.

                 (l) "Depositary" means ChaseMellon Shareholder Services, as depositary under the Deposit Agreement, or any successor depositary of the Depositary Shares.

                 (m) "Depositary Share Merger Consideration" means an amount of cash per Depositary Share equal to 10% of the Mandatory Preferred Per Share Price.

                 (n) "Depositary Shares" means the Depositary Shares, each representing a one-tenth interest in a share of Mandatory Preferred Stock, on deposit with ChaseMellon Shareholder Services, as depositary.

                 (o) "Environmental Laws" means all applicable laws and rules of common law pertaining to the environment and natural resources, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any governmental authority, as each of the foregoing may be amended and in effect on or prior to the Closing;

                 (p) "Equity Consideration" means the aggregate of the Merger Consideration, the Option Consideration, the SAR Consideration and the Warrant Consideration.

                 (q)      "Equity Limit" has the meaning assigned thereto in
Section 6.02(i);

                 (r) "Estimated Remediation Costs" has the meaning assigned thereto in Section 5.09;

                 (s)      "Expenses" has the meaning assigned thereto in
Section 5.05(d);

                 (t)      "FCC" has the meaning assigned thereto in Section
3.01(d);

                 (u) "Federal Antitrust Agencies" has the meaning assigned thereto in Section 5.02(b);

                 (v) "Governmental Entity" has the meaning assigned thereto in Section 3.01(d)(iii).

                 (w) "Half-Month Interval" means, (x) with respect to each extension of a Termination Date pursuant to Section 5.07, if the Termination Date being extended is the last day of a calendar month (without regard to the effect of Section 8.11), the period beginning on the first day of the next succeeding calendar month occurring after the Termination Date then being extended (giving effect to Section 8.11) and ending on the fifteenth calendar day of such succeeding calendar month, subject to Section 8.11, or (y) if the Termination Date being extended is the fifteenth calendar day of a calendar month (as established by a prior extension of the Termination Date by a Half-Month Interval and without regard to the effect of Section 8.11), the period beginning on the first day after the later of (1) the fifteenth day of that calendar month or (2) the Termination Date being extended (giving effect to Section 8.11) and ending on the last day of that calendar month, subject to Section 8.11.

                 (x)      "Indebtedness" has the meaning assigned thereto in
Section 3.01(o)(iii);

                 (y) "Mandatory Preferred Per Share Price" means $108.30, plus any accrued but unpaid dividends on the Mandatory Preferred Stock accrued as of and through the date immediately prior to the Effective Time, as such amount may be increased pursuant to Section 5.07.

                 (z) "Mandatory Preferred Proceeding" means any action, suit or proceeding commenced after the date hereof against the Company or any director, officer, employee, agent, representative or consultant of the Company by any holder of the Mandatory Preferred Stock that requests an order, injunction, decree or ruling or any other action enjoining, restraining or otherwise prohibiting the Merger on the grounds or basis of, solely or among other grounds or bases, the Mandatory Preferred Per Share Price or any other treatment of the Mandatory Preferred Stock pursuant to this Agreement.

                 (aa) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, any change, effect, event or occurrence that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole, other than any change, effect, event or occurrence relating to the United States economy in general or to the United States radio broadcasting industry in general, and, as applicable, not specifically relating to the Company or Parent or their respective Subsidiaries.

                 (bb) "Option Consideration" means the aggregate consideration payable pursuant to Section 2.03(b) with respect to Options outstanding as of the Effective Time.

                 (cc) "Option Plans" means the Company's 1995 Stock Option Plan and the Company's 1996 Stock Option Plan.

                 (dd)     "Permitted Liens" has the meaning assigned thereto in
Section 3.01(s)(iv);

                 (ee) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

                 (ff) "Preferred Stock" means the Series B Preferred Stock and the Mandatory Preferred Stock.

                 (gg)     "Saga Agreement" has the meaning assigned thereto in
Section 4.06.

                 (hh) "SAR Consideration" means the aggregate consideration payable pursuant to Section 2.03(c) with respect to SARs outstanding as of the Effective Time.

                 (ii) "Sillerman Group" means Robert F. X. Sillerman, Sillerman Communications Management Corporation, Sillerman Communications Corporation and all other Affiliates of Robert F. X. Sillerman.

                 (jj) "Stockholder Approval" has the meaning assigned thereto in Section 3.01(k).

                 (kk) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

                 (ll) "Superior Proposal" means (x) a bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares and/or voting power of Common Stock then outstanding, voting securities representing 50% or more of the voting power of the outstanding capital stock of the Company (giving effect to the conversion of outstanding Mandatory Preferred Stock to Class A Common Stock if, and at the rate at which, the Mandatory Preferred Stock is then convertible into shares of Class A Common Stock), or all or substantially all the assets of the Company, and (y) otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable to the Company's stockholders than the Merger (based on the opinion of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such third party and for which the Board of Directors of the Company determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay.

                 (mm) "Takeover Proposal" means any proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, more than 25% of the voting power (giving effect to the conversion of outstanding Mandatory Preferred Stock to Class A Common Stock if, and at the rate at which, the Mandatory Preferred Stock is then convertible into shares of Class A Common Stock) of, or a substantial portion of the assets of, the Company and its Subsidiaries, taken as a whole;

provided, however, that such term does not include the transactions contemplated by the Transaction Documents.

                 (nn) "Taxes" has the meaning assigned thereto in Section 3.01(j)(ix).

                 (oo) "Termination Date" has the meaning assigned thereto in Section 7.01(b)(ii).

                 (pp) "Transaction Documents" means this Agreement, the Escrow Agreement, the Stockholders Agreements, the Release Agreements, the Series B Agreements and the Termination Agreement.

                 (qq) "Voting securities" or "voting power" means, with respect to any Person, all outstanding securities entitled to vote generally on the election of directors of that Person.

                 (rr) "Warrant Consideration" means the aggregate consideration payable pursuant to Section 2.03(a) with respect to Warrants outstanding as of the Effective Time.

         SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article or Section of, or an Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.

         SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article 2 and Section 5.04 are not intended to confer upon any Person other than the parties any rights or remedies.

         SECTION 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (i) upon notice to the Company and without releasing Parent or Sub from any of their obligations or liabilities hereunder, Parent or Sub may assign or delegate any or all of their rights or obligations under this Agreement to any Affiliate thereof, to any purchaser of all or substantially all of the assets of Parent or Sub, or any Person with or into which Parent, Sub or Capstar Broadcasting Corporation merges or consolidates, and (ii) nothing in this Agreement shall limit Parent's or Sub's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Parent or Sub without the consent of the Company. The Company shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Parent or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to the Company that any such collateral assignment has been foreclosed upon, the Company shall be entitled to deal exclusively with Parent as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on such successors and assignees.

         SECTION 8.09. ENFORCEMENT. The Company agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

         SECTION 8.10. DIRECTOR AND OFFICER LIABILITY. The directors, officers, and stockholders of Parent and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any Claims that the Company may assert) other than as an assignee of this Agreement or as otherwise provided herein. Except to the extent that a person is a party signatory thereto in his personal capacity, the directors, officers and stockholders of the Company and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any Claims that Parent or Sub may assert).

         SECTION 8.11. TERMINATION DATE. Notwithstanding any provision of this Agreement to the contrary, in the event that any Termination Date provided for hereunder (including any Termination Date occurring at the end of any Half-Month Interval) shall fall on a non-Business Day, then such Termination Date automatically shall be extended to the first Business Day following such scheduled Termination Date.

         SECTION 8.12. BINDING EFFECT. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.




           [The rest of this page has intentionally been left blank.]

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                           CAPSTAR RADIO BROADCASTING
                                           PARTNERS, INC.



                                           By:     /s/ William S. Banowsky, Jr.
                                                   -----------------------------
                                                   William S. Banowsky, Jr.
                                                   Vice President


                                           TBC RADIO ACQUISITION CORP.



                                           By:     /s/ William S. Banowsky, Jr.
                                                   -----------------------------
                                                   William S. Banowsky, Jr.
                                                   Vice President


                                           TRIATHLON BROADCASTING COMPANY



                                           By:     /s/
                                                   -----------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                  SCHEDULE A



                                      CLASS A          CLASS B            CLASS C          CLASS D        SERIES B      DEPOSITARY
                                   COMMON STOCK      COMMON STOCK      COMMON STOCK     COMMON STOCK  PREFERRED STOCK     SHARES
                                   ------------      ------------      ------------     ------------  ---------------     ------
Norman Feuer                             0          144,890(1)(2)            0                0            60,000            0

Robert F. X. Sillerman                   0           86,000(3)               0           136,852.06       404,200            0

The Tomorrow Foundation, Inc.            0                0                  0            1,000,000          0               0

Howard J. Tytel                          0           14,000(3)               0           185,068.94        65,800            0

_____________________________________________________

(1) Mr. Feuer has sole voting power, pursuant to a Voting Trust Agreement, with respect to the 86,000 shares of Class B Common Stock held of record by Robert F. X. Sillerman and the 14,000 shares of Class B Common Stock held of record by Howard J. Tytel; 35,294 shares are pledged to the Company to secure a loan from the Company to Mr. Feuer in the amount of $150,000.

(2) Subject to a right of first refusal granted to Radio Investors Inc. with respect to any sale of these shares to a third party at the proposed sale price.

(3)      Subject to the Voting Trust Agreement referred to in note (1).

                                   SCHEDULE B



                                                SHARES OF SERIES B
                                               PREFERRED STOCK OWNED
John D. Miller                                           3,000

Dennis R. Ciapura                                        2,000

C. Terry Robinson                                       30,000
                                                      --------
                                                        35,000

                                   SCHEDULE C



==========================================================================================
                    STOCKHOLDER                                  NO. OF SHARES OF
                                                           CLASS D SHARES TO BE CONVERTED
------------------------------------------------------------------------------------------
 Robert Sillerman                                                    136,852.06
------------------------------------------------------------------------------------------
 The Tomorrow Foundation, Inc.                                        320,000
------------------------------------------------------------------------------------------
 Howard Tytel                                                        185,068.94
==========================================================================================